Exhibit 10.29

Execution Copy

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act of 1933. Such omissions are designated as ***.

SUPPLY AND DISTRIBUTION AGREEMENT

THIS SUPPLY AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 11th day of February 2005 (“Effective Date”), by and between Abbott Laboratories, an Illinois corporation with principal offices at 100 Abbott Park Road, Abbott Park, IL, 60064-3500 (“Abbott”), and OraSure Technologies, Inc., a Delaware corporation with principal offices at 220 East First Street, Bethlehem, Pennsylvania 18015 (“OraSure”).

BACKGROUND

WHEREAS, OraSure manufactures a rapid, point-of-care in vitro diagnostic product for the detection of HIV-1 and HIV-2 antibodies, which test is sold under the trade name, OraQuick® ADVANCE™ Rapid HIV-1/2 Antibody Test;

WHEREAS, Abbott is in the business of manufacturing and selling in vitro diagnostic products as well as other healthcare products; and

WHEREAS, the parties desire to appoint Abbott as distributor for OraSure’s new OraQuick® ADVANCE™ Rapid HIV-1/2 Antibody Test in certain segments in the United States.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises and covenants contained in this Agreement, OraSure and Abbott, intending to be legally bound, hereby set forth their agreement in its entirety, as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following terms will have the respective meanings set forth below:

1.1 “Abbott Complaint” shall have the meaning set forth in Section 6.6.

1.2 “Abbott Net Sales” shall mean, with respect to any month or Quarterly Period, the gross amount invoiced by Abbott or its Affiliates for OraQuick® ADVANCE™ Devices sold by Abbott or its Affiliates to unaffiliated third parties (a distributor, sub-distributor or agent of Abbott or any of its Affiliates who is not an Affiliate of Abbott or any of its Affiliates, shall be considered such an unaffiliated third party) during such month or Quarterly Period, less (i) trade, cash and quantity discounts and rebates allowed and taken by the unaffiliated third party, (ii) amounts repaid, credited or allowed and taken by the unaffiliated third party on account of returned or rejected OraQuick® ADVANCE™ Devices, recalls, billing errors, or retroactive price reductions or price reductions imposed by governmental authorities, (iii) tariffs, duties, excises and taxes included in the amount charged to the unaffiliated third party, and (iv) freight, insurance and other transportation and shipping costs included in the amount charged to the unaffiliated third party. In the event an OraQuick® ADVANCE™ Device is sold with any other products or services of Abbott, Abbott shall separately itemize and individually price such OraQuick® ADVANCE™ Device on the invoice to the customer and such itemized price shall be used to calculate Abbott Net Sales that includes the sale of such OraQuick® ADVANCE™ Device. In no event shall the same OraQuick® ADVANCE™ Device be included in Abbott’s Net Sales more than once.

1.3 “Abbott Trademarks” shall have the meaning set forth in Section 9.1.

1.4 “Affiliate” shall mean, when used with reference to a party, any individual or entity directly or indirectly controlling, controlled by or under common control with such party. For purposes of this Agreement, “control” (including correlative meanings “controlling,” “controlled by,” or “under common control with”) means: (a) the direct or indirect ownership, in the aggregate, of more than fifty percent (50%) of the outstanding voting securities of an entity; or (b) the right or power, directly or indirectly, to direct or cause the direction of the policy decisions of an entity, whether by ownership of voting securities, contract or otherwise.

1.5 “Approved Facility” shall mean an FDA-approved site for the Manufacture of the Products. Such term includes all of the equipment, machinery and facilities of OraSure at such location that are used in Manufacturing the Products.

1.6 “Competing Product” shall have the meaning set forth in Section 3.2.

1.7 “Confidential Information” shall mean all information disclosed hereunder in writing, orally, visually or through some other media, which is identified as confidential at the time of disclosure, except any portion thereof which (i) is known to the recipient at the time of the disclosure free of any restriction as to its use or disclosure, as evidenced by its written records; (ii) is disclosed to the recipient by a third person lawfully in possession of such information and not under an obligation of nondisclosure to the disclosing party; (iii) is or becomes patented, published or otherwise part of the public domain through no fault of the recipient; or (iv) is developed by or for the recipient independently of Confidential Information disclosed hereunder, as evidenced by the recipient's written records.

1.8 “Contract Year” shall mean, for the first Contract Year, the twelve (12) month period beginning on the Effective Date and ending on December 31, 2005, and for all subsequent Contract Years, the twelve (12) month period beginning on each January 1 thereafter.

1.9 “Contractual Minimum” shall have the meaning set forth in Section 2.1.5.

1.10 “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.11 “GSA” shall mean the U.S. General Services Administration, or any successor entity thereto.

1.12 “HIV-1” shall mean the Human Immunodeficiency Virus, Type 1.

1.13 “HIV-2” shall mean the Human Immunodeficiency Virus, Type 2.

1.14 “HIV-1/2” shall mean both HIV-1 and HIV-2.

1.15 “Hospital” shall mean any of the approximate 5,000 acute care institutions in the Territory that (i) are licensed and operated as hospitals, (ii) are accredited as a hospital by the Joint Commission on Accreditation of Health Care Organizations or the Bureau of Hospitals of the American Osteopathic Association and, in each case, are certified as a hospital provider under Medicare, (iii) provide for the care and treatment of resident in-patients for a variety of medical conditions, both surgical and non-surgical, and (iv) provide treatment under the supervision of a staff of physicians with twenty four (24)-hour a day nursing care and internal laboratory services. The term “Hospital” shall not include any affiliated clinic or treatment center or physician office or physician practice unless that clinic, treatment center, physician office or physician practice is wholly-owned by an institution described in the first sentence of this definition.

1.16 “Hospital Adjustment Number” shall have the meaning set forth in Section 8.2.2.

1.17 “Hospital Baseline” shall mean, with respect to a particular month or Quarterly Period, an amount equal to the difference between (a) the product of the aggregate number of OraQuick® ADVANCE™ Devices sold by Abbott or its Affiliates in the Hospital Segment and U.S. Government Hospital Segment during such month or Quarterly Period multiplied by the Transfer Price for such OraQuick® ADVANCE™ Devices, minus (b) the product of the aggregate number of OraQuick® ADVANCE™ Devices sold by Abbott or its Affiliates in the U.S. Government Hospital Segment during such month or Quarterly Period multiplied by the OraSure FSS Baseline for such month or Quarterly Period.

1.18 “Hospital Segment” shall mean the segment for rapid, point-of-care testing of Whole Blood or Oral Fluid samples for HIV-1 and HIV-2 solely in the Territory by Hospitals located in the Territory; provided that the Hospital Segment shall not include any Hospitals included in the U.S. Government Hospital Segment.

1.19 “Improved Product” shall mean any and all modifications, improvements, additions, alterations, or refinements to a Product, whether patented or unpatented, (i) that relate solely to the detection of antibodies to HIV-1 or HIV-2, (ii) are subject to a Regulatory Approval that permits the Product, as so modified or improved, to be marketed and sold in the Segments in the Territory and (iii) that OraSure has the right to market in the Territory; provided that a New Product shall not constitute an Improved Product.

1.20 “Manufacture”, “Manufactured” or “Manufacturing” shall mean the manufacture, assembly, labeling, packaging, handling, quality control, and storing of the Products in accordance with applicable law.

1.21 “Negotiation Period” shall have the meaning set forth in Section 2.4.

1.22 “New Product” shall mean any device, which OraSure has the right to market in the Territory, that is subject to an approval of the FDA that permits the device to be marketed and sold in the Territory for the rapid, point-of-care detection of (a) any one or more diseases or conditions, other than HIV-1 and HIV-2, in any specimen type or (b) HIV-1 and/or HIV-2 plus any one or more diseases or conditions in any specimen type. An OraQuick® Combo Product shall be deemed to be a New Product.

1.23 “New Product Notice” shall have the meaning set forth in Section 2.4.

1.24 “Oral Fluid” shall mean mucosal transudate, saliva, or other fluids extracted from the human oral cavity.

1.25 “OraQuick® ADVANCE™ Controls” shall mean the positive and negative controls that are developed, manufactured, marketed and sold by OraSure or any of its Affiliates solely for use with the OraQuick® ADVANCE™ Devices to confirm the ability of a person to properly use an OraQuick® ADVANCE™ Device and interpret any resulting test results.

1.26 “OraQuick® ADVANCE™ Control Specifications” shall mean all product specifications on the package inserts and product labeling for the OraQuick® ADVANCE™ Controls.

1.27 “OraQuick® ADVANCE™ Device” shall mean the collection and testing device that (i) is developed, manufactured, marketed, sold or otherwise distributed under the trademark OraQuick® ADVANCE™ by OraSure or any of its Affiliates or designees for the purpose of detecting both HIV-1 and HIV-2 in Whole Blood and Oral Fluid, and (ii) meets the OraQuick® ADVANCE™ Device Specifications; provided that an OraQuick® ADVANCE™ Device shall not include any device that is a New Product or has claimed indications that permit marketing and sale under a Regulatory Approval only with respect to the detection of HIV-1 in any specimen type.

1.28 “OraQuick® ADVANCE™ Device Specifications” shall mean all product specifications on the package inserts and package labeling for the OraQuick® ADVANCE™ Device.

1.29 “OraQuick® ADVANCE™ Control Warranty Period” shall have the meaning set forth in Section 10.1.2.

1.30 “OraQuick® ADVANCE™ Device Warranty Period” shall have the meaning set forth in Section 10.1.1.

1.31 “OraQuick® Combo Product” shall have the meaning set forth in Section 2.4.

1.32 “OraSure FSS” shall mean the Federal Supply Schedule Contract effective October 1, 2004 and numbered V797P-5755X that OraSure has filed with the GSA and which lists the Products as available for sale pursuant to the GSA Federal Supply Service, as such Federal Supply Schedule Contract may be amended or modified from time to time by OraSure. In the event that the OraSure FSS is amended or modified, OraSure shall provide written notice to Abbott of such amendment or modification as soon as practicable thereafter.

1.33 “OraSure FSS Baseline” shall mean, with respect to a particular month or Quarterly Period, an amount equal to (i) the Transfer Price minus (ii) *** of the unit price for OraQuick® ADVANCE™ Devices set forth on the OraSure FSS in effect for such month or Quarterly Period; provided that the OraSure FSS Baseline shall not be less than zero.

1.34 “OraSure Trademarks” shall have the meaning set forth in Section 9.1.

1.35 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, government, governmental agency, authority or instrumentality, or any other form of entity not specifically listed in this Agreement.

1.36 “Physicians’ Office Segment” shall mean the market for rapid, point-of-care testing of Whole Blood and/or Oral Fluid for HIV-1 and HIV-2 solely in the Territory by general practitioners, internists, obstetricians, gynecologists, pediatricians and other licensed physicians located within the Territory; provided that the Physicians’ Office Segment shall not include any such physicians in offices or practices that are wholly-owned by any Hospital or that practice in the Public Health Segment.

1.37 “PO/RL Adjustment Number” shall have the meaning set forth in Section 8.2.3.

1.38 “PO/RL Baseline” shall mean, with respect to a particular month or Quarterly Period, an amount equal to the product of (a) the aggregate number of OraQuick® ADVANCE™ Devices sold by Abbott or its Affiliates in the Physicians’ Office Segment and Reference Lab Segment during such month or Quarterly Period, multiplied by (b) the Transfer Price for such OraQuick® ADVANCE™ Devices.

1.39 “Products” shall mean the OraQuick® ADVANCE™ Controls and the OraQuick® ADVANCE™ Devices.

1.40 “Promote,” “Promotion” or “Promotional” shall mean those activities undertaken by a party to encourage sales of Products, including but not limited to, journal advertising, broadcast advertising, direct mail programs, detailing, customer meetings, convention and trade show exhibits, Product presentations, symposia and other forms of advertising, promotion and sales support.

1.41 “Public Health Segment” shall mean the market for rapid, point-of-care testing of any specimen type for HIV-1 and HIV-2 by community-based organizations, AIDS service organizations, county public health departments, correctional and criminal justice departments (including county, state, and federal drug courts, probation centers, departments of correction, detention centers, jails and prisons), substance abuse clinics, sexually transmitted disease clinics, substance abuse centers, student health centers and clinics, abortion clinics, family planning clinics, planned parenthood clinics, and any other similar organization or entity, in each case located within the Territory; provided that the Public Health Segment shall not include any clinic or treatment center that is within the definition of Hospital.

1.42 “Purchase Order” shall have the meaning set forth in Section 7.1.

1.43 “QSRs” shall mean current Quality Systems Regulations for the methods to be used in, and the facilities and controls to be used for, the Manufacture, processing, packing, labeling and storage of diagnostic products, all as set forth in 21 CFR 820, including all amendments and supplements thereto throughout the Term of this Agreement.

1.44 “Quarterly Period” means each successive period of three (3) months beginning on the Effective Date.

1.45 “Reference Lab Segment” shall mean the market for rapid, point-of-care testing of any specimen type for HIV-1 and HIV-2 by commercial reference laboratories where such tests are performed solely by and within such laboratories for outside customers and such tests are not resold or otherwise distributed by such laboratories. Examples of such laboratories include Quest Diagnostics and Labcorp.

1.46 “Regulatory Approvals” shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Products (including the prerequisite manufacturing approvals or authorizations, marketing authorization based upon such approvals and labeling approvals related thereto) that are required by the FDA for the Manufacture at the Approved Facility and the distribution, marketing, storage, transportation, use, and sale of the Products in the Segments in the Territory, as such Regulatory Approvals are amended or supplemented from time to time.

1.47 “Revenue-Based Amount” shall have the meaning set forth in Section 8.2 of this Agreement.

1.48 “Segments” shall mean the Hospital Segment, the Physicians’ Office Segment, the U.S. Government Hospital Segment and the Reference Lab Segment.

1.49 “Senior Executive” means, with respect to OraSure, the Chief Executive Officer of OraSure, and with respect to Abbott, the Vice President, U.S. Sales Organization for the Diagnostics Division of Abbott.

1.50 “Senior Manager” means, with respect to OraSure, the Executive Vice President, Marketing and Sales and Vice President, Sales of OraSure, and with respect to Abbott, the Director of U.S. Sales for the Diagnostics Division of Abbott.

1.51 “Sublicense” shall have the meaning set forth in Section 13.2.6.

1.52 “Territory” shall mean the United States and its geographic territories or possessions.

1.53 “Transfer Price” shall mean the price payable by Abbott for the Products, as determined in accordance with Exhibit 1.53.

1.54 “U.S. Government Hospital Segment” shall mean the market for rapid, point-of-care testing of Whole Blood and/or Oral Fluid for HIV-1 and HIV-2 solely in the continental United States by Hospitals (including Veterans Administration and United States Military Hospitals) that (i) are owned and operated by the United States government, (ii) purchase product (including the Products) and services under the U.S. General Services Administration Federal Supply Service and (iii) are permanently located in the continental United States.

1.55 “Whole Blood” shall mean blood specimen collected from humans by venous or capillary puncture, plasma or serum.

ARTICLE 2 - APPOINTMENT

2.1 Appointments; Subdistributors.

2.1.1 Exclusive Appointment - Hospital Segment and Reference Lab Segment. In accordance with the terms and subject to the conditions and limitations of this Agreement, OraSure appoints Abbott, and Abbott accepts appointment, as the exclusive marketer and distributor of the Products during the Term in the Hospital Segment and Reference Lab Segment, with the right to commercially distribute the Products on an exclusive basis to customers solely in the Hospital Segment and Reference Lab Segment, including all activities ancillary thereto (including, without limitation, warehousing, order entry, shipping, billing and collection, promotional, advertising, marketing and sales activities). Subject to Section 2.1.5, the grant of exclusive rights to Abbott under this Section 2.1.1 means that, for so long as Abbott’s rights under this Section 2.1.1 with respect to the Hospital Segment and Reference Lab Segment remain exclusive, OraSure may not promote, market and sell the Products, directly or indirectly, to customers in the Hospital Segment or Reference Lab Segment, except that OraSure shall be permitted to engage in promotional, advertising, marketing and sales support activities pursuant to or as permitted by Article 5.

2.1.2 Non-Exclusive Appointment – Physicians’ Office Segment. In accordance with the terms and subject to the conditions and limitations of this Agreement, OraSure appoints Abbott, and Abbott accepts appointment, as the non-exclusive marketer and distributor of Products during the Term in the Physicians’ Office Segment, with the right to commercially distribute the Products on a non-exclusive basis to customers solely in the Physicians’ Office Segment, including all activities ancillary thereto (including, without limitation, warehousing, order entry, shipping, billing and collection, promotional, advertising, marketing and sales activities). The grant of non-exclusive rights to Abbott under this Section 2.1.2 means that OraSure shall be permitted to promote, market and sell Products, directly or indirectly, to customers in the Physicians’ Office Segment, including engaging in all activities ancillary thereto (including, without limitation, warehousing, order entry, shipping, billing and collection, promotional, advertising, marketing and sales activities). The parties agree to meet after the end of each Contract Year to review the level of Abbott’s sales of Product into the Physicians’ Office Segment and penetration of that Segment by Abbott to determine if such sales and penetration are sufficient to warrant converting Abbott’s non-exclusive appointment for the Physicians’ Office Segment to an exclusive appointment. Each party shall determine whether to agree to such conversion in its sole discretion.

2.1.3 Exclusive Appointment – U.S. Government Hospital Segment.

(a) In accordance with the terms and subject to the conditions and limitations of this Agreement, OraSure appoints Abbott, and Abbott accepts appointment, as the exclusive marketer and distributor of the Products during the Term in the U.S. Government Hospital Segment, with the right to commercially distribute the Products on an exclusive basis to customers solely in the U.S. Government Hospital Segment, including all activities ancillary thereto (including, without limitation, warehousing, order entry, shipping, billing and collection, promotional, advertising, marketing and sales activities). Subject to Section 2.1.5, the grant of exclusive rights to Abbott under this Section 2.1.3 means that, for so long as Abbott’s rights under this Section 2.1.3 with respect to the U.S. Government Hospital Segment remain exclusive, OraSure may not promote, market and sell the Products, directly or indirectly, to customers in the U.S. Government Hospital Segment, except that OraSure shall be permitted to engage in promotional, advertising, marketing and sales support activities pursuant to or as permitted by this Section 2.1.3 and Article 5.

(b) All sales of Product by Abbott to the U.S. Government Hospital Segment shall be made by Abbott pursuant to and in compliance with the terms and conditions of the then current OraSure FSS and in compliance with all applicable laws and regulations relating to the OraSure FSS. OraSure agrees to cooperate with Abbott in Abbott’s provision of services, compliance with the OraSure FSS, compliance with applicable laws and regulations relating to the OraSure FSS and Abbott’s provision of services thereunder. Abbott shall not list or otherwise offer the Products on a Federal Supply Schedule filed by Abbott or any of its Affiliates. In the event the OraSure FSS is modified, expires or is terminated and such action materially and adversely affects Abbott’s ability to meet the Contractual Minimums, then the parties shall negotiate in good faith reasonable reductions to the Contractual Minimums to reflect such action and the quantity of OraQuick® ADVANCE™ Devices sold by Abbott in the U.S. Government Hospital Segment during the most recent twelve (12) month period.

(c) It is expected that customers in the U.S. Government Hospital Segment will remit payment for the Products directly to Abbott. If, however, OraSure receives payment from a customer in the U.S. Government Hospital Segment with respect to the sale of Products to such customer, OraSure will receive such payment in trust for Abbott and either (i) pay Abbott the entire amount of the payment received, or (ii) credit Abbott the entire amount of the payment received against another Abbott payment.

(d) OraSure shall be responsible for, at OraSure’s cost, adding Abbott as a distributor under the OraSure FSS in the U.S. Government Hospital Segment. In addition, OraSure acknowledges and agrees that it is responsible for the IFF payment related to the OraSure FSS. Abbott agrees that it shall comply with the obligations of a distributor under the then current OraSure FSS, including without limitation the clause entitled, “G-FSS-913 Contractor’s Billing Responsibilities,” as such clause may be amended from time to time.

2.1.4 Sub-distributors. Abbott may appoint sub-distributors or agents solely in the Physicians’ Office Segment and in no other Segment; provided, however, that (i) each such sub-distributor or agent agrees in writing to comply with Abbott’s obligations under this Agreement that are applicable to the distribution of the Products and (ii) Abbott’s use of sub-distributors or agents does not relieve Abbott of any of its obligations under this Agreement.

2.1.5 Conditions to Exclusivity. In order to maintain its exclusive appointment under Sections 2.1.1 and 2.1.3, Abbott must purchase the following number of OraQuick® ADVANCE™ Devices in respect of each of the following Contract Years, such that OraSure may invoice Abbott and delivery to Abbott must occur for the specified number of OraQuick® ADVANCE™ Devices during the applicable Contract Year: (a) at least *** OraQuick® ADVANCE™ Devices during the first Contract Year (so long as Abbott is not prevented from launching the Products in one or more of the Segments by May 1, 2005 solely as a result of a failure by OraSure to supply Product ordered by Abbott in accordance with this Agreement); (b) at least *** OraQuick® ADVANCE™ Devices during the second Contract Year, and (c) at least *** OraQuick® ADVANCE™ Devices during the third Contract Year (each a “Contractual Minimum”). The Contractual Minimums shall be equitably adjusted in the event OraSure fails to supply Product as provided in Section 7.7 or is unable to supply Product with a shelf life of at least seven (7) months as provided in Section 10.5. The Contractual Minimums for any Contract Year following the Initial Term shall be determined pursuant to Section 13.1. In the event that Abbott does not meet its Contractual Minimum for any Contract Year, then OraSure’s sole and exclusive remedy shall be to convert Abbott’s appointment under Section 2.1.1 to non-exclusive and to terminate Abbott’s exclusive appointment under Section 2.1.3. OraSure shall exercise its right to convert or terminate under this Section 2.1.5 by giving Abbott written notice thereof. If OraSure exercises any of its rights under this Section 2.1.5 to convert or terminate an appointment under this Agreement, OraSure shall have the right to promote, market, sell and distribute the Products, directly or indirectly through one or more distributors, sub-distributors or agents, in the Segment in which Abbott’s appointment has been converted or terminated, including engaging in all activities ancillary thereto (including, without limitation, warehousing, order entry, shipping, billing and collection, promotional, advertising, marketing and sales activities). Once an appointment is converted to non-exclusive or terminated under this Agreement it may not be restored to an exclusive appointment by any means including, without limitation, Abbott taking delivery of an additional quantity of OraQuick® ADVANCE™ Devices in a subsequent Contract Year that would satisfy the Contractual Minimum for such Contract Year. Without limiting the generality of the foregoing, a failure to meet any required Contractual Minimum may not be cured by issuance of a Purchase Order during a Contract Year calling for delivery in a subsequent Contract Year or taking delivery of OraQuick® ADVANCE™ Devices in a subsequent Contract Year equal to or greater than the aggregate of the number of units of OraQuick® ADVANCE™ Devices that Abbott failed to order and take delivery during a prior Contract Year in order to satisfy the applicable Contractual Minimum plus the Contractual Minimum for such subsequent Contract Year. The number of units of OraQuick® ADVANCE™ Devices in excess of the Contractual Minimum for a given Contract Year that Abbott orders and takes delivery during the Contract Year shall not be credited to the Contractual Minimum for any subsequent Contract Year.

2.1.6 Favored Nation Pricing. If, during the Term, OraSure exercises its right under Section 2.1.5 to convert Abbott’s appointment under this Agreement with respect to the Hospital Segment to non-exclusive as a result of Abbott failing to meet the Contractual Minimum for any Contract Year, OraSure agrees that, for Purchase Orders delivered by Abbott after such conversion, the Transfer Price for Products purchased under such Purchase Orders shall not be higher than *** of the lowest price charged by OraSure or its Affiliates to any third party (other than Affiliates of OraSure) purchasing substantially similar volumes of the same Products for sale or distribution in the Hospital Segment in the Territory. In addition, with respect to the Physicians’ Office Segment, OraSure shall not provide Products to any other distributor to the Physicians’ Office Segment at a transfer price which is less than *** of the Transfer Price.

2.2 Restrictions. Abbott shall not, directly or indirectly, promote, market, sell or otherwise distribute or provide (or arrange any sale, distribution or provision of) the Products outside of the Hospital Segment, Physicians’ Office Segment, U.S. Government Hospital Segment, Reference Lab Segment or the Territory. Abbott further agrees not to sell the Products to customers whom Abbott knows has resold or distributed or facilitated the resale or distribution of the Products outside the Hospital Segment, Physicians’ Office Segment, U.S. Government Hospital Segment, Reference Lab Segment or the Territory in violation of this Agreement or to customers that Abbott knows intend to take such action. For so long as Abbott’s appointment in any Segment under this Agreement is exclusive, if Products sold by OraSure to a distributor are being resold inside such Segment, then, upon written notice by Abbott of such occurrence, OraSure shall pursue any contractual remedies it may have against such distributor, such remedy to be determined by OraSure’s election in OraSure’s sole discretion, to prevent such resale or distribution, including discontinuation of sales of Products to such distributor, until such time as such distributor discontinues selling Products in the applicable Segment. If Products sold by Abbott to a distributor are being resold outside the Physicians’ Office Segment or outside the Territory, then upon written notice by OraSure of such occurrence, Abbott shall pursue any contractual remedies it may have against such distributor, such remedy to be determined by Abbott’s election in Abbott’s sole discretion, to prevent such resale or distribution including discontinuing of sales of Products to such distributor or person until such time as such distributor or person discontinues selling Products outside the Physicians’ Office or Territory, as the case may be. The parties shall each designate a representative who will have quarterly meetings with the other party’s representative to try to resolve any issues that may arise related to Product being sold outside of either party’s designated Segments.

2.3 Non-Assertion. During the Term and any additional period contemplated by Section 13.3.3, OraSure covenants that it will not enforce any patent rights owned or licensed by OraSure against Abbott, its Affiliates or its customers in respect of the marketing, distribution, sale, and use of the Products in the Segments in the Territory purchased by Abbott in accordance with this Agreement.

2.4 New Product. Except as provided in this Section 2.4, if OraSure develops a New Product and desires to distribute the New Product in the Territory, OraSure shall have no obligation to offer Abbott the right to distribute, market, promote, sell and/or represent the New Product and Abbott shall have no distribution rights with respect to such New Product. Notwithstanding the foregoing sentence, if OraSure develops and desires to distribute a New Product which consists solely of a device using OraSure’s OraQuick® platform for the rapid, point of care detection of both HIV-1 and HIV-2 as well as one or more other infectious diseases or conditions on the same device (an “OraQuick® Combo Product”), OraSure shall provide Abbott with written notice thereof (“New Product Notice”). Abbott shall have a right of first negotiation with respect to the distribution of such OraQuick® Combo Product in the Segments in the Territory for a ninety (90) day period commencing on the date it receives the New Product Notice (the “Negotiation Period”), subject to the terms and conditions set forth in this Section 2.4. During the Negotiation Period, the parties shall negotiate in good faith regarding the terms and conditions of a distribution agreement with respect to such OraQuick® Combo Product. If following the end of the Negotiation Period, the parties have not executed and delivered a mutually agreeable form of distribution agreement providing for the distribution by Abbott of such OraQuick® Combo Product in the Segments in the Territory, (i) Abbott’s right of first negotiation with respect to such OraQuick® Combo Product shall terminate (provided that Abbott shall have a continuing first right of negotiation with respect to any different OraQuick® Combo Products developed in the future, in accordance with the procedures set forth in this Section 2.4) and (ii) OraSure shall be free to distribute the OraQuick® Combo Product, directly or indirectly through one or more agents or subdistributors, in any market or territory including the Segments in the Territory, provided that any such distribution arrangement with a third party entered into by OraSure or its Affiliates within twelve (12) months of the expiration of the Negotiation Period shall be on terms which, when taken as a whole, using reasonable judgment, are not materially more favorable to such third party than those terms offered by OraSure to Abbott during the Negotiation Period.

2.5 Improved Product. If OraSure develops an Improved Product and desires to distribute, have distributed, market, have marketed, promote, have promoted or sell or have sold such Improved Product in the Territory, Abbott shall have the same rights to the Improved Product as it has to the Products under this Agreement, and such Improved Product shall be deemed to be a “Product” hereunder and may be supplied by OraSure in lieu of the original Product supplied hereunder. Nothing in this Agreement shall obligate OraSure to develop or seek FDA approval of an Improved Product, including without limitation an Improved Product that has indications or claims that are different than those approved by the FDA for the Products or reflected in the Regulatory Approvals as of the Effective Date.

2.6 OTC Approval. It is possible that OraSure may seek to obtain FDA approval for the marketing and sale of a device for the rapid, point-of-care detection of HIV-1 and/or HIV-2 in the retail or over-the-counter market segment in the Territory. Abbott shall have no rights with respect to the marketing, promotion, distribution, representation and/or sale of such a device in the retail or over-the-counter market segment in the Territory, and no adjustments shall be made to this Agreement in connection with OraSure seeking or obtaining any such FDA approval or OraSure directly or indirectly marketing, promoting, distributing and/or selling such a device in the retail or over-the-counter market segment in the Territory.

2.7 Sales to CDC, Etc. Nothing in this Agreement shall preclude OraSure from marketing, promoting, selling or distributing Products to the Centers for Disease Control and Prevention (“CDC”), the Substance Abuse and Mental Health Services Administration (“SAMHSA”) or other government agencies, including without limitation state or county public health departments. OraSure shall exercise commercially reasonable efforts to prevent the CDC, SAMHSA and such other governmental agencies from reselling any Product into the Hospital Segment or U.S. Government Hospital Segment; provided that in the event the CDC, SAMHSA or such other governmental agency donates or otherwise provides or uses any Product in Hospitals for clinical studies or other purposes, such action shall not constitute a breach of this Agreement by OraSure, or entitle Abbott to any adjustments to this Agreement except as provided below. So long as Abbott’s appointments under Sections 2.1.1 and 2.1.3 have not been converted to non-exclusive or terminated within sixty (60) days following the end of each Contract Year, or, if such appointments are converted or terminated, such conversion or termination was reasonably caused by such reselling or donating by the CDC, SAMHSA or other such governmental agencies, the parties shall meet to discuss the quantity of OraQuick® ADVANCE™ Devices sold by OraSure to the CDC, SAMHSA or other governmental agencies that are shown by reasonable documentation to have been sold or distributed by the CDC, SAMHSA or such agency into the Hospital Segment or U.S. Government Hospital Segment during such Contract Year other than for purposes of a clinical or non-clinical study or research (the “Subject Quantity”). If the Subject Quantity is greater than ten percent (10%) of the Contractual Minimum for the preceding Contract Year, the parties shall negotiate in good faith an appropriate adjustment to the Contractual Minimum for the next Contract Year, taking into account whether the same or different Subject Quantity is reasonably expected during such next Contract Year.

2.8 Records; Audit. Abbott and OraSure each shall keep records sufficient, in accordance with generally accepted accounting principles in the United States, to permit verification of the determination of the Subject Quantity made under Section 2.7, above, and any other information required by Section 2.7, and as may be required to confirm that each such party is marketing and selling Product within the segments permitted under this Agreement. Such records shall be maintained and made available for examination in accordance with this Section 2.8 for at least two (2) years after the close of the applicable Quarterly Period to which they relate. Abbott and OraSure each shall permit such records to be examined during normal business hours by independent third party public accountants designated by the other party and reasonably acceptable to the party being audited. Such accountants shall report to the party requesting the audit only the amount by which the Subject Quantity in respect of the audited period was overstated or understated and the amount of Product being sold by either party which is not in compliance with this Agreement, and the basis for such determination, and shall make such report simultaneously available to both OraSure and Abbott. Such accountants shall also agree to keep any information they obtain during an audit and the results of their audit confidential pursuant to the terms of a confidentiality agreement with the party being audited, which agreement shall be in form and substance reasonably satisfactory to the party being audited. Any dispute regarding the Subject Quantity or regarding whether a party is marketing or selling Products in a segment which is not in compliance with this Agreement, shall be brought to the Oversight Committee for resolution and, if not resolved, shall be handled pursuant to Section 5.13.

2.9 Transition. The parties acknowledge that, prior to the Effective Date, OraSure entered into commitments to sell Products into the Hospital Segment. OraSure shall, subject to the proviso set forth at the end of this sentence, (a) cease selling Products directly into the Hospital Segment and (b) use commercially reasonable efforts to terminate or transfer to Abbott its existing contractual commitments to sell Products to that Segment; provided that in no event shall OraSure be required to breach any contract that it made prior to the Effective Date with respect to the sale or distribution of the Product into the Hospital Segment (including the sale and supply of Products pursuant to purchase orders issued and accepted after the Effective Date under such contracts).

ARTICLE 3 - OBLIGATIONS OF ABBOTT.

3.1 Level of Effort. Abbott shall use commercially reasonable efforts to market and promote the Products in the Hospital Segment, Physicians’ Office Segment and U.S. Government Hospital Segment.

3.2 Competition. During the Term, Abbott shall not, directly or indirectly (including without limitation through Affiliates or other third parties or business arrangements), develop, import, manufacture, market, promote, distribute or sell any rapid, point-of-care test for detecting HIV-1 or HIV-2 (including a test that can detect HIV-1 and/or HIV-2 as well as one or more other diseases or conditions) that competes or would compete with the OraQuick® ADVANCE™ Device in the Territory (a “Competing Product”), provided that such prohibition shall not include any product sold or supplied by OraSure to Abbott. If any provision of this Section 3.2 shall be held unenforceable because of scope, duration or area of its applicability, it shall be deemed modified to the extent necessary to make it enforceable, while preserving its intent, In the event Abbott fails to comply with this Section 3.2, OraSure’s sole remedy shall be to terminate this Agreement in accordance with Section 13.2.2.

3.3 Staffing. Abbott shall provide sufficient staffing in order to meet its obligations under this Agreement to promote, market, sell and distribute the Products for use in the Hospital Segment, Physicians’ Office Segment and U.S. Government Hospital Segment.

3.4 Compliance with Laws. Abbott shall comply with all applicable treaties, laws, rules, regulations and Regulatory Approvals within the Territory in connection with its promotion, marketing and/or sale of the Products and performance of its obligations under this Agreement.

3.5 Records. Abbott shall maintain accurate and complete records of its sales of the Products including an auditable method of determining the particular Segment (i.e., Hospital Segment, Physicians’ Office Segment, U.S. Government Hospital Segment and Reference Lab Segment) into which a particular unit of the Products is distributed or sold by Abbott. The records shall include but not be limited to the quantity of Product sold in units by region and Segment (and by individual customers in the Hospital Segment and U.S. Government Hospital Segment) in a manner sufficient for OraSure to allocate sales to their sales personnel. In addition, Abbott shall maintain accurate and complete records of all customer complaints or inquiries it receives with respect to the Products and any responses or investigations related to such complaints or inquiries. Abbott shall maintain such records for at least three (3) years from the date of sale or such longer period as may be required by applicable law or regulation. Abbott shall comply with all applicable record-keeping requirements imposed by the FDA in the Territory. At OraSure’s expense, Abbott shall cooperate with OraSure in OraSure’s communication and correspondence with the FDA, including providing information required by OraSure to respond to or prepare filings with the FDA, provided that any Confidential Information provided by Abbott shall be maintained by OraSure in accordance with Article 12. Other than as required under this Section 3.5, for the purposes of complying with an FDA audit or investigation, as contemplated under Article 5 (including providing reports under Section 5.12), or complying with the audit requirements in Section 8.2, Abbott shall not be obligated to disclose the records required by this Section 3.5 to OraSure.

ARTICLE 4 - OBLIGATIONS OF ORASURE.

4.1 Regulatory Approvals. OraSure shall use commercially reasonable efforts to obtain and maintain all requisite Regulatory Approvals in the Territory. All such Regulatory Approvals shall be owned by OraSure or its nominee. OraSure shall bear all costs related to obtaining and maintaining all Regulatory Approvals.

4.2 Compliance with Laws. OraSure shall comply with all applicable treaties, laws, rules, regulations and Regulatory Approvals within the Territory in connection with its Manufacture of the Products and performance of its obligations under this Agreement.

4.3 Approved Vendor. Abbott shall only accept a Product that was manufactured at a facility that has passed an Abbott supplier quality audit for qualification as an “Approved Vendor”. Abbott may perform annual quality audits pursuant to this Section 4.3 and Section 6.3. The scope of any quality audit permitted hereunder shall be subject to approval by OraSure and Abbott, which shall not be unreasonably withheld. The parties acknowledge that Abbott has recently performed such an audit at OraSure’s Bethlehem, Pennsylvania facilities, but not specifically for the Products, and that at the time of such audit, OraSure was found to be an Approved Vendor. Abbott shall also be entitled to perform a quality audit at OraSure’s Bethlehem, Pennsylvania facility (not to exceed one (1) week in duration) within thirty (30) days after the execution of this Agreement and at each relocated Approved Facility at which OraSure will Manufacture the Products no later than thirty (30) days after receipt of OraSure’s notice to Abbott of the relocation of the Approved Facility. Any audits permitted under this Section 4.3 shall otherwise be performed in accordance with Section 6.3. Within thirty (30) days after the completion of each quality audit performed after the date of this Agreement, Abbott shall inform OraSure in writing of the results of such audit. If OraSure does not pass any audit and the reasons for such failure can be remedied within a reasonable period of time (which shall not be less than sixty (60) days), then Abbott shall provide OraSure with a list of proposed remedial action items and a proposed commercially reasonable timeframe within which to accomplish such action items. If (i) OraSure does not pass such audit and the reasons for such failure cannot be remedied within a reasonable period of time, (ii) OraSure fails or elects not to complete any remedial actions suggested by Abbott, or (iii) the parties are unable to agree on the appropriate scope of the audit, then Abbott’s sole and exclusive remedy shall be to terminate this Agreement in accordance with the provisions of Section 13.2.3. Notwithstanding the foregoing, in no event shall OraSure be required to meet quality requirements more stringent than those required under any Regulatory Approvals applicable to the Manufacture of the Products in the Territory, and OraSure shall not be required to disclose or make available to Abbott any of OraSure’s proprietary technology, know-how, trade secrets, processes, methods or raw materials relating to the Products or otherwise.

4.4 Manufacturing Changes. OraSure shall notify Abbott in writing of any changes in its manufacturing process which could potentially affect the safety or efficiency or materially affect the fit, form or function of the Products, including but not limited to any changes that affect written quality plans for production or written quality procedures respecting same, as well as any changes outside the validated level or procedure, in manufacturing procedures, component part or raw materials vendors, manufacturing sites or batch sizes. Upon the request of Abbott, OraSure shall provide to Abbott representative samples of such changed Products in reasonable quantities. In the event such manufacturing change has an impact on any Regulatory Approvals, OraSure shall be responsible for and bear the costs of any amendment, notification or resubmission required with respect to such Regulatory Approvals as a result of such manufacturing change.

ARTICLE 5 – PRODUCT COMMERCIALIZATION.

5.1 Joint Promotion. The parties hereby agree to jointly Promote the Products in the Segments in the Territory, as provided in this Article 5.

5.2 Oversight Committee. In order to effect the objectives of this Article 5, the parties agree to establish an oversight committee which shall operate as provided below (“Oversight Committee”).

5.2.1 Composition. The Oversight Committee shall consist of the sales and marketing managers and such other relevant personnel (as needed) from each party as each party shall appoint from time to time. The Oversight Committee shall have two (2) co-chairpersons, one designated by each of OraSure and Abbott. Each party shall confirm to the other in writing its representatives to serve on the Oversight Committee.

5.2.2 Meetings. The Oversight Committee shall, at a minimum, meet once each calendar quarter, and as otherwise mutually agreed by the parties. Meetings may be held in person, by telephone, or by video conference call, and the location of each meeting shall alternate between sites selected by each of the parties’ respective co-chairperson, unless otherwise agreed. Additional participants may be invited by any representative to attend meetings where appropriate.

5.2.3 Decision-Making. All decisions by the Oversight Committee shall be made by vote of the co-chairpersons, with each co-chairperson having one vote, and all decisions shall be by unanimous consent of the co-chairpersons. The parties shall cause their respective representatives on the Oversight Committee to use diligent efforts, acting in good faith, to resolve all matters presented to them as expeditiously as possible. Each party shall be responsible for expenses incurred by its employees and representatives in attending or otherwise participating in Oversight Committee meetings and activities. To the extent the Oversight Committee is unable to resolve any matter or dispute which should arise, the procedures set forth in Section 5.13, shall be followed.

5.2.4 Duties and Responsibilities. The Oversight Committee will be responsible for all Promotional activities as set forth herein, including but not limited to, the following:

(a)	Determine the general Marketing Plan as provided in Section 5.3, including general positioning, sales and marketing strategies for the Hospital Segment and U.S. Government Hospital Segment;

(b)	Develop advertising material and strategies and other sales and Promotional materials for use by the Abbott sales representatives for the Products, design packaging for the Products (subject to Article 9), and plan and oversee educational and professional symposia, trade shows and other similar activities and speaker and activity programs for the Products in the Territory;

(c)	Develop and implement a publication strategy for the Products, targeted at the Segments;

(d)	Coordinate and develop Product presentations and Product exhibits and booths for use at medical or trade show meetings and Promotional events;

(e)	Schedule periodic joint meetings for the Abbott and OraSure sales forces and marketing representatives; and Provide updates to each party’s management regarding the Oversight Committee’s activities and progress against the Marketing Plan.

5.3 Marketing Plan. The Oversight Committee shall develop a marketing plan (each, a “Marketing Plan”) for each Contract Year during the Term, consistent with the terms of this Agreement, applicable law and the Regulatory Approvals. The Oversight Committee shall review the Marketing Plan during each quarterly period and make any modifications or updates deemed necessary by the Oversight Committee based on such review. OraSure shall be permitted to engage in Promotion, marketing and sales support activities, as provided in this Agreement and the Marketing Plan or as otherwise approved by the Oversight Committee. The Marketing Plan will describe the plan for promoting, marketing, advertising and selling the Products in the Segments in the Territory, including: (a) general strategies for the marketing of the Products (including positioning, sales and marketing strategies for the Hospital Segment and U.S. Government Hospital Segment) and allocation of responsibilities for marketing activities; (b) each party’s training activities; (c) sales and marketing forecasts for the Products; (d) advertising, public relations, and other Promotional programs, including professional symposia, speaker and activity programs and trade shows to be used in the Promotion of the Products in the Segments; and (e) such other matters related to the Promotion of the Products as the Oversight Committee shall determine. The parties may from time to time add to or modify the scope of the Marketing Plan and responsibilities and duties of the Oversight Committee by setting forth such additions or modifications in a written instrument agreed to by both parties.

5.4 Training. OraSure shall provide initial Product training for Abbott’s sales force in accordance with OraSure’s existing training programs at such time. Such initial training shall occur on not more than three occasions, at such times and locations as may be mutually agreed by the parties. OraSure shall be permitted to attend and participate in Abbott’s annual sales meetings and other meetings of Abbott’s sales force; provided that such participation shall be limited to those portions of the meetings dealing with the Segments for which Abbott maintains an exclusive appointment hereunder and for which no proprietary or confidential information will be disclosed. OraSure shall provide additional ongoing sales and Product training for Abbott sales representatives, or assist Abbott in providing such training, as may be mutually agreed by the parties. Abbott shall be responsible for the costs of the foregoing training and sales meetings including production of training materials, except that OraSure shall be responsible for its lodging and transportation costs of attending such training meetings.

5.5 Promotional Materials. The Abbott sales forces will only use promotional, advertising, marketing, communication and educational materials, including all written, graphic, electronic, audio and video pieces, general advertisements, direct mail, internet postings, broadcast advertisements and sales aids relating to the Products that have been approved by the Oversight Committee for Promotion in the Segments in the Territory (“Promotional Materials”), and shall only conduct Promotional activities for the Products, which in each case have been approved in the Marketing Plan or otherwise by the Oversight Committee and comply with the Regulatory Approvals. At substantially the same time that any Promotional Materials and any Product-related communication is sent in hard copy, electronically, by voice mail or otherwise by Abbott to its sales force, Abbott will provide OraSure with copies of all such materials. All Promotional activities conducted by the Abbott sales force shall be consistent with the Promotional Materials so approved, the then-current Marketing Plan, applicable law and the Regulatory Approvals. Unless and until Promotional Materials are approved by the Oversight Committee for publication or other general dissemination, each party shall maintain them in confidence pursuant to the terms of Article 12; provided that nothing herein shall preclude OraSure from using Promotional Materials that it develops for promotional activities and sales in the Physicians’ Office Segment or any other segment in which OraSure is permitted to Promote, distribute or sell Products.

5.6 Samples and Free Product. The parties, through the Oversight Committee, shall determine whether it is necessary and appropriate to undertake a sampling program for the Products or to otherwise make available “free Product” to customers within the Segments. If a sampling or “free Product” program is adopted within the Segments, Abbott shall be solely responsible for accounting for the Product used in such program and shall make such records available to OraSure.

5.7 Medical Inquiries. The Oversight Committee will provide Abbott with information and materials appropriate to allow its medical and sales professionals, as appropriate, to respond to those medical questions or inquiries from medical and paramedical professions relating to any Promotional Materials. Any medical questions or inquiries that do not relate to Promotional Materials will be forwarded to OraSure for the appropriate response to those questions or inquiries. Abbott will only use the materials provided by the Oversight Committee, which shall be consistent with the relevant FDA-approved Product labeling and applicable Regulatory Approvals, when answering questions and inquiries under this Section 5.7.

5.8. Trade Shows, Meetings, Symposia and Marketing Activities. It is generally agreed that Product presentations, exhibits and booths at meetings and symposia, including trade shows related to or including the Segments, will be a joint Abbott and OraSure activity under the Marketing Plan and that the costs thereof shall be borne by Abbott, except for OraSure’s out-of-pocket expenses of attending such meetings and symposia. To the extent that Abbott sponsors an exhibit or booth and intends to Promote the Products at such event, space for promoting the Products will be provided in accordance with the Marketing Plan and OraSure shall be permitted to send a representative to such exhibit or booth. To the extent not included within the

Marketing Plan, OraSure, at its sole expense, shall have the right to make Product presentations and have its own exhibits and booths that feature the Products, provided that any such presentations, exhibits and booths are consistent with the Marketing Plan to the extent directed at any of the Segments.

5.9 Abbott Sales Force. Abbott shall maintain a sales force in the Territory comprised of sales representatives who are adequately trained to Promote the Products in the Segments in the Territory. Nothing in this Agreement shall be construed to provide that any employees or agents of Abbott are employees or agents of OraSure or subject to OraSure’s direction and control. Abbott shall have sole authority over the terms and conditions of its employees’ and agents’ employment, and shall select, engage and discharge its employees and agents in its sole discretion. Abbott agrees that the sales of the Products in the Hospital Segment and U.S. Government Hospital Segment may constitute an element in the variable compensation of Abbott’s sales representatives for such Segments, as determined by Abbott.

5.10 OraSure Sales Force. OraSure may, at its option, maintain a sales force in order to provide Promotional and sales support for the Abbott sales force, for the purpose of Promoting and selling the Products into the Segments in the Territory. The OraSure sales force may perform those functions specifically set forth in the Marketing Plan and may include customer meetings and co-traveling with Abbott sales representatives, training and other support. OraSure may directly solicit sales in the Hospital Segment, U.S. Government Hospital Segment and Reference Lab Segment so long as such activity is coordinated with Abbott and all such sales are referred to Abbott for handling in accordance with this Agreement.

5.11 Responsibility for Expenses. Except as otherwise specifically provided herein, Abbott shall be solely responsible for all sales and Promotional expenses related to the Segments, including without limitation, expenses incurred for sales aids, training programs and materials, collateral materials, exhibits, trade shows and conventions, direct mail programs, broadcast advertisements, journal advertisements, peer influence/symposia, public relations, and sampling and “free Product”, and screening programs.

5.12 Sales Reports. Notwithstanding anything to the contrary contained in this Agreement, Abbott shall deliver to OraSure by the tenth (10th) day of each month a general summary of Abbott Net Sales by Segment for the preceding month and by the fifteenth (15th) day of each Quarterly Period during the Term a report in form mutually agreed by the parties, setting forth the Abbott Net Sales, broken down by Segments and geographic territory within the Territory (including solely with respect to the Hospital Segment and U.S. Government Hospital Segment the quantity of Product sold in units by region and individual customers in a manner sufficient for OraSure to allocate sales to their sales personnel.) for the preceding Quarterly Period and on a Contract Year-to-date basis.

5.13 Deadlocks. If for any reason the Oversight Committee cannot resolve any matter properly referred or presented to it, either party may refer the matter to the Senior Managers for resolution. If after discussing the matter in good faith and attempting to find a mutually satisfactory resolution to the issue, the Senior Managers fail to come to consensus within thirty (30) days of the date on which the matter is referred to the Senior Managers, either party may refer the matter to the Senior Executives for resolution. If after discussing the matter in good faith and attempting to find a mutually satisfactory resolution to the issue, the Senior Executives fail to come to consensus within thirty (30) days of the date on which the matter is referred to the Senior Executives, the provisions of Section 14.13 shall apply for resolution of the matter. It is the parties’ intention to exercise diligent efforts to resolve all matters without resorting to Section 14.13, if possible.

ARTICLE 6 - QUALITY ASSURANCE.

6.1 Facility Compliance. OraSure shall maintain the Approved Facility and shall conduct all Manufacturing in compliance with all applicable laws, rules, regulations and Regulatory Approvals, including QSRs, at all times during the Term of this Agreement. OraSure shall be responsible for all costs and expenses related to the compliance of the Approved Facility with such laws, rules and regulations. OraSure shall notify Abbott at least thirty (30) days prior to any relocation of the Approved Facility. In the event a relocation of the Approved Facility has an impact on any Regulatory Approvals, OraSure shall be responsible for and bear the costs of any amendment, notification or resubmission required with respect to such Regulatory Approvals as a result of such relocation of the Approved Facility.

6.2 Quality Control. OraSure shall maintain a quality control program consistent with QSRs and other applicable laws or regulations. In addition, OraSure will test and release Products in accordance with its quality control program. Each shipment of Products from OraSure to Abbott shall be accompanied by a certificate of compliance from OraSure’s quality assurance department indicating that the Products, as sampled pursuant to OraSure’s quality control program, have passed the quality control parameters developed by OraSure. OraSure shall notify Abbott as soon as practicable after OraSure becomes aware of any material design or manufacturing problems with respect to the Products and subsequently OraSure and Abbott shall meet to discuss solutions to any such problems.

6.3 Audit Rights. Abbott shall have the right, upon thirty (30) days’ prior written notice to OraSure, to conduct during normal business hours a quality assurance audit (subject to Section 4.3) and inspection of OraSure’s records and production facilities relating to OraSure’s compliance with the terms of this Agreement, including with respect to the Manufacture of Products, and to perform follow-up audits as reasonably necessary. The duration of such audits shall not exceed three (3) days and such audits shall be performed by no more than three (3) auditors. Notwithstanding the foregoing, in no event shall Abbott be entitled to conduct more than one (1) audit in any Calendar Year, whether such audit occurs under Section 4.3 or this Section 6.3, unless significant compliance issues are discovered during such audit in which case Abbott shall be entitled to conduct reasonable follow up audits in accordance with this Section 6.3. At OraSure’s request, Abbott shall provide OraSure with a written summary of the results of any audit conducted under this Section 6.3. Notwithstanding the foregoing, Abbott shall have the right at any time during the Term of this Agreement, upon reasonable prior written notice to OraSure, to conduct any audits specifically mandated by the FDA or to respond to specific questions from the FDA, to the extent such audits relate to the Products or Manufacture thereof.

Visits by Abbott to OraSure’s production facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 12 hereof. The results of such audits and any information obtained during such audits shall be considered Confidential Information of the party disclosing such Confidential Information and shall not be disclosed by the receiving party to third persons, including but not limited to the FDA, except in accordance with Article 12.

If Abbott utilizes auditors that are not employees of Abbott, each of such auditors shall execute a non-disclosure agreement, with confidentiality terms at least as stringent as those set forth herein which protect the Confidential Information of OraSure, and Abbott shall provide OraSure with written representation that such auditors have executed such non-disclosure agreement.

6.4 Recalls. In the event OraSure shall be required (or shall voluntarily decide) to initiate a recall, withdrawal or field correction of, or field alert report with respect to, the Products, whether or not such recall, withdrawal, field correction or field report has been requested or ordered by the FDA, OraSure shall notify Abbott, and Abbott shall fully cooperate with OraSure, at OraSure’s expense, to implement the same. OraSure shall make all contacts with the FDA and shall be responsible for coordinating all of the necessary activities in connection with any such recall, withdrawal, field correction or field alert report, and subject to Section 12.1 and 12.4, OraSure shall make all statements to the media, including press releases and interviews for publication or broadcast. Abbott agrees to make no statement to the media, except to refer the media to OraSure for comment, unless otherwise required by law, and in any such event, Abbott shall cooperate with OraSure and obtain OraSure’s prior approval on the content of any such statement. OraSure shall indemnify Abbott against all reasonable and necessary costs and expenses that Abbott may incur as a result of any recall, withdrawal, field correction or field alert, except to the extent it is the direct result of any fault or omission attributable to Abbott, its Affiliates or permitted subdistributors or agents. Abbott shall indemnify OraSure against all reasonable and necessary costs and expenses that OraSure may incur as a result of any recall, withdrawal, field correction or field alert to the extent that it is the direct result of any fault or omission attributable to Abbott, its Affiliates or permitted subdistributors or agents. In no event shall either party have liability to the other for lost profits.

6.5 Adverse Experience. Any adverse experience information obtained by Abbott shall be reported to OraSure, by telephone or by facsimile within three (3) business days after Abbott’s initial receipt of any such information: provided, however, any report of a serious adverse event or any report of a death shall be reported to OraSure by telephone within twenty-four (24) hours after Abbott’s receipt of the information and by facsimile within forty-eight (48) hours after Abbott’s receipt of the information. Reports under this Section 6.5 shall be sent to OraSure’s Vice President, Regulatory Affairs and Quality.

6.6 Customer Support and Complaints. OraSure shall also provide and maintain, at its own expense, adequate support services and a staff properly trained in all aspects of the Products to provide Abbott with such levels of customer service and technical support throughout the Term that are commercially reasonable in light of the then current and reasonably anticipated sales volumes of the Products under this Agreement. Such customer service and technical support will be available Monday through Friday during the hours of 8 a.m. to 5 p.m. Eastern Time by dialing a toll-free telephone number established by OraSure. In the event that Abbott receives any customer complaint regarding Products covered by this Agreement, Abbott shall give OraSure written notice of the complaint as soon as practicable and in no event later than ten (10) days after Abbott’s receipt of the complaint, which notice shall include a copy of any written correspondence of the customer and Abbott and a written summary of any oral communications in respect of such complaint. OraSure shall commence the investigation and evaluation of customer complaints received on Products sold to customers by Abbott as soon as practicable but in no event later than ten (10) days after OraSure’s receipt of Abbott’s written notice of any such complaint. OraSure shall use commercially reasonable efforts to close any customer complaint evaluation and investigation as soon a practicable and, if practicable, in no event later than thirty (30) days after OraSure’s receipt of the complaint or notice of the complaint. OraSure shall handle all follow-up of and correction regarding Product complaints directly with the customer unless otherwise stated herein or otherwise agreed between the parties. At Abbott’s reasonable request, OraSure shall provide Abbott reasonable access to customer complaint evaluations and closed records relating thereto with respect to any Product sold to Abbott hereunder. Notwithstanding the foregoing, Abbott will be responsible for investigating and evaluating, and will bear all costs of evaluation, investigation and closure of, any customer complaint to the extent such complaint results from any cause or event arising from factors that are attributable solely to Abbott or its Affiliates, sub-distributors or agents (such complaint, an “Abbott Complaint”). Abbott promptly shall provide notice to OraSure of each Abbott Complaint and, at OraSure’s reasonable request, Abbott shall provide OraSure reasonable access to Abbott Complaint evaluations and closed records relating thereto. Unless otherwise agreed by the parties, Abbott shall handle all follow-up of and correction regarding Abbott Complaints directly with the applicable customers. As necessary, Abbott shall handle all follow-up and correction regarding Abbott Complaints directly with the FDA. Notwithstanding the foregoing, the parties shall cooperate in communicating with any customer concerning a complaint (including an Abbott Complaint), and both Abbott and OraSure shall be permitted to communicate with such customer (so long as it advises the other party in writing of such communication and any response from the customer) to the extent required to meet applicable legal or regulatory requirements or the requirements of this Agreement.

6.7 Retention of Samples. OraSure shall retain a sufficient quantity of each batch of the Products to allow investigation of complaints and confirmation of product shelf life. OraSure shall maintain samples of each batch of the Products in a suitable storage facility until at least six (6) months after the end of the assigned shelf life of such batch, or such longer period as may be required under applicable law, regulation or rule. All such samples shall be available for inspection by Abbott or a third party chosen by Abbott at its sole discretion, including but not limited to any Affiliate of Abbott, upon reasonable notice.

6.8 Batch Failures. OraSure shall notify Abbott as soon as practicable and in no event later than five (5) business days after discovery of any batch failure that could result in OraSure’s inability to meet Abbott’s requested delivery dates. OraSure shall notify Abbott as soon as practicable and in no event later than three (3) business days after any failure of a released batch of Products distributed to Abbott.

6.9 Notification of Inspections. OraSure agrees to notify Abbott of any action by the FDA in regard to the Products or OraSure’s Manufacturing activities that could materially affect OraSure’s ability to perform its obligations hereunder.

ARTICLE 7 - ORDERING AND DELIVERY.

7.1 Generally. Abbott may order units of the Products by issuing binding purchase orders (each, a “Purchase Order”) to OraSure pursuant to the terms of this Agreement. Each Purchase Order or any acknowledgment thereof, whether printed, stamped, typed, or written, shall be governed by the terms of this Agreement and none of the provisions of such Purchase Order or acknowledgment shall be applicable except those specifying quantity ordered, delivery dates, special shipping instructions and invoice information.

7.2 Acceptance or Rejection of Purchase Orders. OraSure shall indicate its acceptance or rejection of each Purchase Order within ten (10) business days after receipt; provided that OraSure may reject a Purchase Order, in whole or in part, only if: (a) the Purchase Order fails to comply with the terms and conditions of this Agreement; (b) the delivery date is less than ninety (90) days from the date of OraSure’s receipt of such Purchase Order; or (c) the volume under the Purchase Order and all other accepted Purchase Orders covering the applicable monthly period exceeds the volume set forth in Abbott’s then-current forecast (delivered pursuant to Section 7.3) by more than fifty percent (50%). If requested by Abbott, following Abbott’s receipt of OraSure’s rejection notice under clause (c) above, OraSure will use commercially reasonable efforts to deliver the excess volume of the Products specified in the rejected Purchase Order, but OraSure’s failure to so deliver the excess volume shall not be a breach of this Agreement. OraSure shall use commercially reasonable efforts to fill Abbott’s orders for the Products. In no event shall OraSure be liable to any third party for OraSure’s failure to deliver the Products to Abbott by any delivery date set forth in any Purchase Order.

7.3 Forecasts. Within thirty (30) days after the Effective Date, Abbott shall issue to OraSure Abbott’s written forecast of Abbott’s anticipated monthly requirements for the Products during the next twelve (12) calendar month period. Thereafter, Abbott shall provide to OraSure monthly a rolling twelve (12) month forecast of requirements of Products to be supplied by OraSure. The first three (3) months of such forecast shall be binding on Abbott and may not be cancelled or rescheduled without prior written agreement of OraSure. The remaining nine (9) months of such forecast shall be used by OraSure for planning purposes only and shall not be considered firm orders.

7.4 Shipment. OraSure shall ship Products FCA (Incoterms 2000) the Approved Facility. OraSure shall be deemed to have delivered the Products and title and risk of loss shall pass to Abbott at the time such Products are loaded onto a carrier designated by Abbott. Abbott shall be responsible for all shipping and insurance costs. OraSure shall ensure that the Products are suitably packed in bulk for shipment in OraSure standard containers. OraSure shall provide to Abbott, in advance of each shipment, all necessary information relating to such shipment, including without limitation, the identity of the carrier, flight number or similar information, scheduled arrival time and package identification number. All shipments under this Agreement shall be made to a single centralized shipping destination identified by Abbott in writing after the date of this Agreement, and each shipment hereunder shall contain not less than 5,000

OraQuick® ADVANCE™ Devices. All Products purchased hereunder shall be purchased in OraSure’s standard type and size boxes, which for purposes of the OraQuick® ADVANCE™ Devices shall contain either 25 or 100 OraQuick® ADVANCE™ Devices.

7.5 Inspection by Abbott. Within thirty (30) days after receipt of the Products, Abbott shall check whether there is any shortage and whether the Products are in compliance with the warranties stated in Article 10. If Abbott finds any shortage, Abbott shall notify OraSure within thirty (30) days of receipt of the Products and Abbott’s sole remedy shall be prompt shipment by OraSure of additional Products so that Abbott receives the proper quantity. If Abbott finds any noncompliance with the warranties stated in Article 10, then Abbott shall follow the procedures indicated in Article 10.

7.6 Safety Stock. Within thirty (30) days after the first delivery of Products to Abbott, OraSure shall maintain at least a six (6) month safety stock of the critical components (including, but not limited to, antigens and nitrocellulose) for the Products, based on the most recent forecast provided by Abbott pursuant to Section 7.3. OraSure shall rotate the safety stock with each new manufacturing lot.

7.7 Failure to Supply.

7.7.1 Abbott Remedies. If, during any Contract Year, OraSure is unable for any reason to supply at least ninety percent (90%) of the quantities of Products, in accordance with the terms and conditions of this Agreement ordered by binding Purchase Order that complies with the terms of Article 7 (which quantities shall not include any excess quantities contemplated by Section 7.2 (c)), and such failure continues for at least sixty (60) days after the delivery date set forth in such Purchase Order, then Abbott may elect either of the following: (i) to adjust the Contractual Minimums specified for such Contract Year under Section 2.1.5 or (ii) to obtain a supply of a replacement rapid, point of care diagnostic test for HIV-1 and HIV-2 (a “Replacement Product”) from a third party (a “Third Party Supplier”) in an amount equal to the quantity of Product OraSure is unable to supply. Abbott shall notify OraSure in writing of its election no later than thirty (30) days after the end of the sixty (60) day period specified above, after which Abbott shall no longer be entitled to exercise any remedy in connection with such failure to supply.

7.7.2 Adjustment of Minimums. If Abbott elects to adjust the Contractual Minimums as permitted in Section 7.7.1, the Contractual Minimum for the Contract Year in which the failure to supply occurred shall equal (x) three hundred sixty five (365) (or the actual number of days in such Contract Year) minus the number of days after the applicable delivery date the failure to supply continued, multiplied by (y) the quotient of the unadjusted Contractual Minimum for such Contract Year divided by three hundred sixty five (365) (or the actual number of days in such Contract Year).

7.7.3 Third Party Supplier. If Abbott exercises its right to have a Third Party Supplier manufacture and supply a Replacement Product pursuant to Section 7.7.1 and thereafter during the Term OraSure desires to resume supplying Abbott with the Product (whether by OraSure, through another source or otherwise), then OraSure shall notify Abbott of such desire. Abbott shall then resume purchasing Product exclusively from OraSure for the remainder of the

Term of this Agreement as soon as OraSure demonstrates to Abbott’s reasonable satisfaction that OraSure (whether by OraSure, another source or otherwise) is capable of re-establishing a satisfactory supply of Product; provided that Abbott shall not be required to cancel any contract with a Third Party Supplier or a purchase orders for Replacement Product with a Third Party Supplier that were issued in accordance with the forecasts required by Section 7.3 to the Third Party Supplier prior to the date that OraSure gave Abbott notice of its desire to resume supply. Abbott agrees that it will not enter into any contracts with Third Party Suppliers in accordance with this Section under which Abbott cannot terminate its purchase commitments for Product within six (6) months from the date such contracts are executed. If OraSure is capable of re-establishing a supply of Product and Abbott does not resume purchasing Product exclusively from OraSure for any reason including a contractual commitment to a Third Party Supplier, then OraSure shall be permitted to directly or indirectly market, distribute and sell Products into the Hospital Segment and the U.S. Government Hospital Segment, notwithstanding Abbott’s exclusive appointment to such Segments, until Abbott resumes purchasing Product exclusively from OraSure; provided that OraSure shall redirect any customers it obtains in the Hospital Segment and U.S. Government Hospital Segment to Abbott once Abbott resumes purchasing Product exclusively from OraSure, and any sales by OraSure to such customers shall be credited against the Contractual Minimums for the Contract Year in which such sales occur. Any action by OraSure pursuant to the preceding sentence shall not constitute a waiver of OraSure’s available remedies in the event Abbott fails to resume purchasing Product exclusively from OraSure in accordance with this Section 7.7.3.

7.7.4 Nondiscrimination. In the event OraSure is unable to supply all Product ordered by Abbott hereunder (other than excess quantities of Product contemplated by Section 7.2 (c)), OraSure shall distribute available Product to Abbott on a pro-rata basis with OraSure’s other customers based upon each customer’s (including Abbott’s) aggregate purchases for the prior twelve (12) months.

ARTICLE 8 - COMPENSATION.

8.1 Transfer Price.

8.1.1 Transfer Prices. Abbott shall pay OraSure the applicable per unit Transfer Price as set forth in Exhibit _1.53 for Products ordered under this Agreement. The Transfer Price payable by Abbott hereunder may be adjusted by OraSure in accordance with Exhibit 1.50. The Transfer Prices are based on the assumption that OraSure will package individual OraQuick® ADVANCE™ Devices and OraQuick® ADVANCE™ Controls in its standard type and size boxes. If Abbott desires to purchase Products packaged in non-standard type or size boxes, the parties shall meet to discuss an appropriate allocation of costs and adjustments to the applicable Transfer Prices.

8.1.2 Taxes. The Transfer Prices for the Products are exclusive of all sales, use, excise, ad valorem, value added and other similar taxes (other than taxes assessed on OraSure’s income), which shall be paid solely by Abbott. Abbott shall provide OraSure with a valid resale certificate for all purchases that are exempt from sales tax. In addition, Abbott shall be solely responsible for paying any import, customs and other fees or governmental charges.

8.1.3 Other Charges. OraSure reserves the right to charge Abbott a commercially reasonable fee for: (i) any change or cancellation by Abbott of an accepted Purchase Order; and (ii) any order that requires any special shipping or handling. Abbott shall be solely responsible for freight, shipping and insurance charges relating to Products purchased hereunder.

8.1.4 Payment. Abbott shall pay all amounts due under Section 8.1 of this Agreement no later than thirty (30) days after receipt of an invoice from OraSure and delivery of the quantity of Products in covered by such invoice.

8.2 Revenue-Based Amount.

8.2.1 Revenue-Based Amounts. The parties shall be obligated to pay separate revenue-based amounts in respect of each Quarterly Period based on Abbott Net Sales during such Quarterly Period to the Hospital Segment and U.S. Government Hospital Segment, on the one hand, and to the Physicians’ Office Segment and Reference Lab Segment, on the other, in accordance with this Section 8.2 (each a “Revenue-Based Amount”). At the end of each month, Abbott shall report to OraSure the number of OraQuick® ADVANCE™ Devices sold and the Abbott Net Sales generated from such sales in each Segment and at the end of each Quarterly Period Abbott shall report to OraSure the number of OraQuick® ADVANCE™ Devices sold in each of the Segments during such Quarterly Period, including a breakout of the number of OraQuick® ADVANCE™ Devices sold by Segment (and with respect to the Hospital Segment and U.S. Government Hospital Segment a breakout by specific customer and region in a manner sufficient for OraSure to allocate sales to their sales personnel) and the Abbott Net Sales generated from such sales.

8.2.2 Revenue-Based Amount for Hospitals. If an amount equal to *** of Abbott Net Sales in the Hospital Segment and U.S. Government Hospital Segment for a Quarterly Period (such amount being the “Hospital Adjustment Number”) exceeds the Hospital Baseline for such Quarterly Period, then Abbott shall pay OraSure a Revenue-Based Amount equal to the excess of the Hospital Adjustment Number over the product of (a) the total number of OraQuick® ADVANCE™ Devices sold in the Hospital Segment and U.S. Government Hospital Segment during such Quarterly Period, multiplied by (b) the Transfer Price for such Products. If, however, the Hospital Adjustment Number for the Quarterly Period is less than the Hospital Baseline for the Quarterly Period, then OraSure shall pay Abbott, in the form of a credit against amounts due to OraSure under this Agreement, an amount equal to the difference of (x) the product of the Transfer Price for the OraQuick® ADVANCE™ Device multiplied by the total number of OraQuick® ADVANCE™ Devices sold in the Hospital Segment during the Quarterly Period minus (y) the Hospital Baseline for the Quarterly Period.

8.2.3 Revenue-Based Amount for Physicians’ Offices and Reference Labs. In addition to the amount payable to Abbott pursuant to Section 8.2.2, if an amount equal to *** of Abbott Net Sales in the Physicians’ Office Segment and Reference Lab Segment in a Quarterly Period (such amount being the “PO/RL Adjustment Number”) exceeds the PO/RL Baseline for such Quarterly Period, then Abbott shall pay OraSure a Revenue-Based Amount equal to the excess of the PO/RL Adjustment Number for such Quarterly Period over the PO/RL Baseline.

8.2.4 Change in Transfer Price. Whenever a reference is made to the Transfer Price in making a calculation required to apply this Section 8.2 and the Transfer Price changed during the month or Quarterly Period or the units sold into the Segment during the month or Quarterly Period had different Transfer Prices, the Transfer Price applicable to the units sold during the Quarterly Period shall be determined using a first in, first out methodology.

8.2.5 Reporting. Abbott shall deliver the report required under Section 8.2.1 to OraSure no later than ten (10) days after the end of each month and fifteen (15) days after the end of each Quarterly Period, which report shall include all the information specified in Section 8.2.1 and a calculation of Abbott Net Sales, the Hospital Adjustment Number, the PO/RL Adjustment Number, the Hospital Baseline, the PO/RL Baseline and the Revenue-Based Amounts for the applicable month and Quarterly Period. If a payment is due to Abbott under this Section 8.2, the payment shall be included with the report for the Quarterly Period. If an amount is due from OraSure to Abbott under Section 8.2.2, Abbott shall submit an invoice with the report for the Quarterly Period in the amount due under Section 8.2.2 to Abbott and OraSure shall issue the credit in the amount shown on the invoice no later than thirty (30) days after receipt thereof unless it disputes the invoice in good faith.

8.2.6 Records; Audit. Abbott shall keep records sufficient, in accordance with generally accepted accounting principles in the United States, to permit verification of the determinations made under this Section 8.2, the calculations of Abbott Net Sales, the Hospital Adjustment Number, the PO/RL Adjustment Number, the Hospital Baseline, the PO/RL Baseline, any Revenue-Based Amounts and any other information required by Section 8.2.1. Such records shall be maintained and made available for examination in accordance with this Section 8 for at least two (2) years after the close of the applicable Quarterly Period. Abbott shall permit such records to be examined during normal business hours by independent third party public accountants designated by OraSure and reasonably acceptable to Abbott. Such accountants shall report to OraSure only the amount by which a Revenue-Based Amount due under this Section 8.2. in respect of the audited period was overpaid or underpaid and the basis for such determination, and shall make such report simultaneously available to both OraSure and Abbott. In the event an examination of Abbott’s records reveals that a Revenue-Based Amount paid to OraSure was less than the amount required to be paid to OraSure under Section 8.2.1 in respect of the audited period, Abbott shall promptly pay the amount of such underpayment. In the event that such underpayment amounts to five percent (5%) or more of the total correct amount of the Revenue-Based Amount, Abbott shall also reimburse OraSure for all reasonable out-of-pocket costs of the examination to a maximum amount of twenty thousand dollars ($20,000.00) and Abbott shall pay to OraSure interest at a rate per annum equal to the lesser of one-half percent (0.5%) per month or such lower rate as may be required by applicable law from the date on which the Revenue-Based Amount for the audited period was due. In the event an examination of Abbott’s records reveals that a Revenue-Based Amount paid to OraSure was more than the amount required to be paid to OraSure under this Section 8.2. in respect of the audited period, OraSure shall credit the amount of the overpayment against amounts otherwise due to OraSure under this Agreement.

ARTICLE 9 –INTELLECTUAL PROPERTY

9.1 Branding. OraSure shall label the Products using the trademarks of both OraSure and Abbott and the trade dress of OraSure, in accordance with this Section 9.1. The individual OraQuick® ADVANCE™ Devices, the laminated packages containing individual OraQuick® ADVANCE™ Devices, and the individual OraQuick® ADVANCE™ Controls shall be labeled solely with OraSure’s trademarks, trade names, logos and trade dress (the “OraSure Trademarks”) as determined by OraSure in its sole discretion. The boxes in which packages containing individual OraQuick® ADVANCE™ Devices and OraQuick® ADVANCE™ Controls are packaged (the “OraQuick® Boxes”) shall be labeled with the OraSure Trademarks and with Abbott’s trademarks and tradenames (the “Abbott Trademarks”) identified from time to time by Abbott. Abbott shall provide OraSure with at least sixty (60) days advance notice of the Abbott Trademarks or any changes in the Abbott Trademarks proposed by Abbott for labeling on OraQuick® Boxes. Subject to Article 5, the parties shall cooperate in the design of the labeling for OraQuick® Boxes and the final labeling design shall be subject to approval by both parties, which shall not be unreasonably withheld, conditioned or delayed. Abbott shall reimburse OraSure for OraSure's actual out-of-pocket costs of making any label changes on the OraQuick® Boxes resulting from Abbott’s modifications to the Abbott Trademarks proposed for such labeling; provided, however, that in no event shall Abbott be required to reimburse OraSure for more than three (3) months production requirements, as set forth in Abbott’s most recent forecast provided pursuant to Section 7.3, for such labels, unless purchase of such excess items had previously been authorized in writing by Abbott. Abbott hereby consents to OraSure’s use of the Abbott Trademarks on labeling for the OraQuick® Boxes in accordance with this Section 9.1. The pricing set forth in this Agreement for Products assumes that the same label and packaging, including OraSure’s standard type and size boxes, will be used for all Products supplied to Abbott under this Agreement and if this assumption is proved incorrect, the parties shall meet to discuss a reasonable allocation of costs.

9.2 Promotional Materials. OraSure hereby consents to the use by Abbott of the OraSure Trademarks on promotional materials for the purpose of promoting, marketing and selling the Products in the Segments in the Territory. No promotional materials bearing the OraSure Trademarks may be used without OraSure’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed by more than fourteen (14) days after receipt of Abbott’s request for approval.

9.3 No Other Rights; Allocation of Goodwill. Except for the rights herein, neither party shall acquire any right, title, or interest in any trademark, trade name, logo or trade dress, copyright, patent, or any other intellectual property rights of the other party by reason of this Agreement. Abbott acknowledges and agrees that all use of any of the OraSure Trademarks and all of the goodwill associated therewith shall inure solely to OraSure’s benefit. OraSure acknowledges and agrees that all use of any of the Abbott Trademarks and all of the goodwill associated therewith shall inure solely to Abbott’s benefit.

9.4 Effect of Termination. Upon termination of this Agreement both parties shall immediately cease all use of the other party’s trademarks, trade names, logos and trade dress, except such use as is necessary to complete Manufacturing and sale of Products under open Purchase Orders at the time of termination or to sell off inventory as permitted under Section 13.3.3.

ARTICLE 10 –PRODUCT WARRANTIES.

10.1 Limited Product Warranty.

10.1.1 Limited Warranty for OraQuick® ADVANCE™ Devices. OraSure warrants to Abbott that: (a) each OraQuick® ADVANCE™ Device, when delivered, will conform to the specifications set forth in the OraQuick® ADVANCE™ Device Specifications for the OraQuick® ADVANCE™ Device; and (b) each OraQuick® ADVANCE™ Device shall be free from defects in materials, workmanship, packaging or labeling for a period equal to its stated shelf life (the “OraQuick® ADVANCE™ Device Warranty Period”).

10.1.2 Limited Warranty for OraQuick® ADVANCE™ Controls. OraSure warrants to Abbott that: (a) each OraQuick® ADVANCE™ Control, when delivered, will conform to the specifications set forth in the OraQuick® ADVANCE™ Control Specifications for the OraQuick® ADVANCE™ Control; and (b) each OraQuick® ADVANCE™ Control shall be free from defects in materials, workmanship, packaging or labeling for a period equal to its stated shelf life (the “OraQuick® ADVANCE™ Control Warranty Period”).

10.2 OraSure Disclaimer. THE EXPRESS LIMITED WARRANTIES FOR ORAQUICK® ADVANCE™ DEVICES AND ORAQUICK® ADVANCE™ CONTROLS SET FORTH IN SECTION 10.1 AND THE ADDITIONAL REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 11.1 AND SECTION 14.16 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED. ORASURE HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WHETHER ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

10.3 Warranty Claim Procedure. Unless otherwise agreed by OraSure, to make a warranty claim, Abbott shall at Abbott’s expense return the allegedly defective Products, or a representative sample thereof, together with a description of the alleged defect. OraSure shall, promptly after receipt and as required, inspect the alleged defective Products. If such inspection results reasonably confirm that the Products do not conform with the applicable warranty set forth in Section 10.1 and the non-conformance did not arise from misuse, mishandling, storage in a manner inconsistent with labeling, neglect, modification or unusual physical or chemical stress after delivery to the carrier, Abbott shall return any remaining Products in Abbott’s inventory with the same defect at OraSure’s expense, and the sole and exclusive warranty remedies set forth in Section 10.4 shall apply. If such test results fail to confirm the Products’ non-conformance to the applicable warranty set forth in Section 10.1, or if the parties fail to otherwise resolve the dispute, the parties shall submit the affected Products, or a representative sample thereof, along with a reference batch which has previously been shown by Abbott to conform to the applicable warranty set forth in Section 10.1, to a mutually acceptable independent laboratory along with the inspection protocols described in the specifications and mutually agreeable interrogatories to be answered by such laboratory. The determination of the affected Products’ conformance or non-conformance to the applicable warranty set forth in Section 10.1 shall be binding upon the parties. If the laboratory determines that the Products conform to the applicable warranty set forth in Section 10.1, Abbott shall pay all independent laboratory and shipping costs incurred by OraSure, and if such laboratory confirms that the Products do not conform with the applicable warranty set forth in Section 10.1, OraSure shall pay all independent laboratory and shipping costs incurred by Abbott and the sole and the exclusive warranty remedies set forth in Section 10.4 shall apply.

10.4 Abbott’s Warranty Remedies. During the OraQuick® ADVANCE™ Device Warranty Period and OraQuick® ADVANCE™ Control Warranty Period, as the case may be, OraSure shall replace, at OraSure’s expense, or at Abbott’s option, refund or credit the purchase price of, any Product that does not comply with the applicable limited warranty set forth in Section 10.1. OraSure’s obligation to replace defective Products or to refund or credit the purchase price paid for such Products pursuant to this Section 10.4 shall not apply to any Products that have been subjected to misuse, mishandling, storage in a manner inconsistent with labeling, neglect, modification or unusual physical or chemical stress after delivery to the carrier. Other than as specifically provided in Sections 6.4 and 11.3.2, this Section 10.4 states Abbott’s sole and exclusive remedy for failure of any Product to comply with the applicable limited warranty set forth in Section 10.1.

10.5 Product Shelf Life. OraSure will use commercially reasonable efforts to supply Abbott with Products that have a remaining shelf life of at least *** from the time of delivery. If OraSure is unable to supply Products with at least such remaining shelf life, OraSure shall notify Abbott of that fact and the parties shall cooperate to facilitate the distribution of the affected Product in accordance with this Agreement. If the parties are unable, after exercising good faith efforts, to complete the distribution of the affected Products by Abbott, Abbott’s sole remedy shall be to adjust the Contractual Minimums, in which case the Contractual Minimum for the Contract Year in which OraSure’s inability occurs shall equal (i) three hundred sixty-five (365) days (or the actual number of days in such Contract Year) minus the number of days after the applicable delivery date during which OraSure’s inability to supply continued, multiplied by (ii) the quotient of the unadjusted Contract Minimum for such Contract Year divided by three hundred sixty-five (365) days (or the actual number of days in such Contract Year.)

ARTICLE 11 -REPRESENTATIONS AND ADDITIONAL WARRANTIES AND INDEMNIFICATION.

11.1 By OraSure. OraSure represents and warrants to Abbott that: (a) OraSure has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) this Agreement has been duly executed and delivered by OraSure and constitutes the legal, valid and binding obligation of OraSure enforceable against it in accordance with its terms; (c) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which OraSure is a party or by which it is otherwise bound; (d) no authorization, consent, approval or similar action of or by any third party is required for or in connection with OraSure’s authorization, execution, delivery or performance of this Agreement; and (e) there are no suits, claims or proceedings pending or (to OraSure’s knowledge) threatened against OraSure or any of its Affiliates in any court or by or before any governmental body or agency with respect to intellectual property incorporated in or used in the development and/or Manufacture of the Products.

11.2 By Abbott. Abbott represents and warrants to OraSure that: (a) Abbott has full corporate power and authority to enter into and carry out its obligations under this Agreement; (b) this Agreement has been duly executed and delivered by Abbott and constitutes the legal, valid and binding obligation of Abbott enforceable against it in accordance with its terms; (c) the execution, delivery and performance of this Agreement will not conflict with, are not inconsistent with and will not result in any breach of any terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under any agreement, contract, document or instrument to which Abbott is a party or by which it is otherwise bound; and (d) no authorization, consent, approval or similar action of or by any third party is required for or in connection with Abbott’s authorization, execution, delivery or performance of this Agreement.

11.3 Indemnification.

11.3.1 By Abbott. Abbott shall indemnify, defend and hold harmless OraSure, its Affiliates, and the respective directors, officers, employees, agents and representatives of each of the foregoing from and against any and all claims, suits and proceedings by a Person (other than a party to this Agreement or its Affiliates) (individually and collectively, “Claims”), and any and all losses, obligations, damages, deficiencies, costs, penalties, liabilities, assessments, judgments, amounts paid in settlement, fines, and expenses (including court costs and reasonable fees and expenses of attorneys) in respect of any Claims (individually and collectively, “Losses”): (a) arising out of the negligence or willful misconduct of Abbott or its Affiliates, employees, agents or any other person for whose actions Abbott is legally liable; (b) arising out of or in connection with a material breach by Abbott of any of its obligations under this Agreement including any representations or warranties set forth in Sections 11.2 or 14.16; or (c) arising out of any claim that any of the Abbott Trademarks constitutes an infringement or dilution of a third party’s trademark rights in the Territory; provided, however, that Abbott shall have no liability to OraSure for any Claims or Losses to the extent that such Claims or Losses resulted from or arose out of: (i) the negligence or willful misconduct of OraSure or its Affiliates, employees, agents or any person for whose actions OraSure is legally liable; (ii) a material breach by OraSure of any of its obligations under this Agreement including any representations or warranties set forth in Article 10, Section 11.1, Section 12.2 or Section 14.16; or (iii) any occurrence for which OraSure has liability to Abbott pursuant to Section 11.3.2.

11.3.2 By OraSure. OraSure shall indemnify, defend and hold harmless Abbott, its Affiliates, and the respective directors, officers, employees, agents and representatives of each of the foregoing from and against any and all Claims and Losses: (a) related to bodily injury, death and property damage caused by the OraQuick® ADVANCE™ Device; (b) arising out of the negligence or willful misconduct of OraSure or its Affiliates, employees, agents or any other person for whose actions OraSure is legally liable; (c) arising out of a material breach by OraSure of any of its obligations under this Agreement including any representations or warranties set forth in Sections 11.1, 12.2 or 14.16; (d) arising out of any claim that any of the OraSure Trademarks constitutes an infringement or dilution of a third party’s trademark rights in the Territory; or (e) arising out of a claim that any of the Manufacture, marketing, import, sale or use of the Products infringes upon any patent rights (except patents under which Abbott has a non-royalty right to practice); provided, however, that OraSure shall have no liability to Abbott for any Claims or Losses to the extent that such Claims or Losses resulted from or arose out of: (i) the negligence or willful misconduct of Abbott or its Affiliates, subdistributors, employees, agents or any person for whose actions Abbott is legally liable; (ii) a material breach by Abbott of any of its obligations under this Agreement including any representations or warranties set forth in Section 11.2, Section 12.2 or Section 14.16; or (iii) any occurrence for which Abbott has liability to OraSure pursuant to Section 11.3.1.

11.3.3 Indemnification Procedures. When seeking indemnification under this Agreement, the party seeking indemnification must, as a condition of indemnification, provide the indemnifying party with: (i) prompt notice of the reported or alleged Claim and Loss; (ii) the opportunity to investigate such Claim, control the defense of such Claim, and settle such Claim at its discretion; (iii) all information obtained by the party seeking indemnification relating to the Claim and Loss; and (iv) such additional information and assistance as the indemnifying party may reasonably require to defend or settle such Claim. The indemnifying party shall have the option to assume the other party’s defense in any such Claim with counsel reasonably satisfactory to the other party. No settlement or compromise shall be binding on a party hereto without its prior written consent, which consent shall not be unreasonably withheld.

11.4 Additional Rights for Claims of Infringement. Without limitation of any of the rights and obligations of OraSure and Abbott under Section 11.3 of this Agreement, if a third party asserts or threatens any claim, suit or action asserting that any of the Manufacture, marketing, import, sale or use of the Products infringes upon any patent rights (except patents under which Abbott has a non-royalty right to practice), then OraSure may, at its option (i) procure for Abbott a license to continue selling and distributing the infringing Product, (ii) modify such Product to make it non-infringing, (iii) make an appropriate adjustment to the applicable Transfer Price, acceptable to Abbott, for the infringing Product hereunder to reflect any additional royalties that might become payable by Abbott to such third party, or (iv) if none of the foregoing is commercially practicable, terminate this Agreement in accordance with Section 13.2.4.

ARTICLE 12 -CONFIDENTIALITY AND NON-USE OF INFORMATION.

12.1 Non-Disclosure. Each party will, for the Term of this Agreement and for a period of five (5) years thereafter, (i) keep confidential and not disclose to others, all Confidential Information of the other party, and (ii) not use any of the other party’s Confidential Information for its own direct or indirect benefit, or the direct or indirect benefit of any third party, except that each of Abbott and OraSure may use the other party’s Confidential Information to the extent necessary to perform its duties and obligations, or to enforce such party’s rights, under this Agreement. The foregoing shall not prohibit disclosures: (x) made to the receiving party’s employees, agents or permitted subdistributors who have a “need to know” the other party’s Confidential Information to the extent such disclosure is necessary to perform such party’s duties and obligations, or to enforce such party’s rights, under this Agreement, provided that such sub-distributors, employees or agents agree in writing or are otherwise compelled to comply with the obligations of this Article 12; or (y) compelled to be made by any requirement of law or pursuant to any legal, regulatory or investigative proceeding before any court, or governmental or regulatory authority, agency or commission so long as the party so compelled to make disclosure of Confidential Information of the other party provides prior written notice to such other party so that the other party may seek a protective order or other remedy to protect the confidentiality of the Confidential Information and/or waive the compelled party’s compliance with this Article 11. If such protective order, other remedy or waiver is not obtained by the time the compelled party is required to comply, the compelled party may furnish only that portion of the Confidential Information of the other party that it is legally compelled to disclose and shall request, at the other party’s expense, that such Confidential Information be accorded confidential treatment (if such procedure is available). In the event that a party must disclose the other party’s Confidential Information or the terms of this Agreement pursuant to requirements of the Securities and Exchange Commission (“SEC”), in addition to the other requirements under this Section 12.1, the disclosing party shall pursue confidential treatment of such Confidential Information and, consistent with the rules and practices of the SEC, any competitively sensitive information contained in this Agreement, and the non-disclosing party shall cooperate with the disclosing party in preparing the disclosure and any request for confidential treatment.

12.2 Employees. Each party represents to the other that its employees, sub-distributors, agents and contractors are or will be governed by company regulations or agreements, which prohibit the disclosure of confidential and proprietary information, which may belong to the other party, and that such internal regulations and agreements will enable it to comply with all of the items of this Article 12.

12.3 Remedies. Any breach of the restrictions contained in this Article 12 by either Abbott or OraSure is a breach of this Agreement that may cause irreparable harm to the other party entitling such other party to injunctive relief in addition to all other legal remedies.

12.4 Publicity. Neither party shall use the name of the other party in any publicity, advertising or in any written, verbal or any other form of public disclosure (except as required by applicable law or regulation including any requirements of the SEC) without the express written consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, OraSure and Abbott acknowledge that they are reviewing a draft press release disclosing the fact that this Agreement has been executed and the general nature of the matters covered hereby, and agree that they will use their best efforts to complete the release so that OraSure may issue the release within four (4) business days after the Effective Date.

ARTICLE 13 -TERM AND TERMINATION.

13.1 Term.

13.1.1 Initial Term and Renewals. The term of this Agreement shall begin on the Effective Date and, subject to earlier termination pursuant to Section 13.2 or as otherwise set forth herein, terminate upon the last day of the third Contract Year (the “Initial Term”). Thereafter, subject to Section 13.1.2 and the last sentence of this Section 13.1.1, this Agreement shall automatically renew for successive periods of one (1) Contract Year each (each, a “Renewal Term,” and together with the Initial Term, the “Term”) unless this Agreement is otherwise terminated earlier pursuant to the terms hereof. Notwithstanding anything to the contrary in this Section 13.1.1 or 13.1.2, if Abbott has failed to meet the Contractual Minimums in any Contract Year ending on or prior to the end of the Initial Term or any Renewal Term, then this Agreement shall not automatically renew at the end of the Initial Term or Renewal Term, as the case may be.

13.1.2. Conditions to Renewal. The provisions of this Section 13.1.2 shall only apply if Abbott meets the Contractual Minimums for all Contract Years. At least one-hundred eighty (180) days prior to the end of the Initial Term and each Renewal Term (if any), Abbott and OraSure shall meet to discuss the new Contractual Minimum for the next succeeding Renewal Term; provided that any agreement on a new Contractual Minimum shall be at each party’s sole discretion. If the parties reach agreement on the new Contractual Minimum at least one-hundred twenty (120) days prior to the commencement of the next succeeding Renewal Term, and provided Abbott has met the Contractual Minimums for all Contract Years (including the Contract Year in which the parties met to discuss the new Contractual Minimum), this Agreement shall automatically renew for such Renewal Term and the Contractual Minimum agreed to by the parties shall be the Contractual Minimum for such Renewal Term under Section 2.1.5. If the parties fail to agree on a new Contractual Minimum within the time frame set forth above, the Agreement shall not automatically renew without the further agreement of both parties. In the event that the Agreement does not renew because the parties fail to agree to a new Contractual Minimum, Abbott shall, notwithstanding the foregoing and subject to the last sentence of this Section 13.1.2, have the right to renew this Agreement for an additional Renewal Term with a Contractual Minimum equal to *** of the greater of (i) the Contractual Minimum for the last Contract Year prior to renewal and (ii) the number of OraQuick® ADVANCE™ Devices actually sold to Abbott under this Agreement during the last Contract Year prior to renewal. At the end of each Renewal Term, this Agreement shall terminate or renew in accordance with Sections 13.1.1 and 13.1.2. Notwithstanding the foregoing, if OraSure desires to have Abbott discontinue distributing the Products after Abbott has exercised its right to renew as provided above, Abbott shall not be permitted to renew and this Agreement shall terminate, in which case, OraSure shall pay to Abbott a royalty in quarterly installments over *** commencing immediately after termination of this Agreement equal to *** of the Abbott Net Sales for the last Contract Year prior to termination of this Agreement. In the event that this Agreement is renewed for one or more Renewal Terms, OraSure shall also pay to Abbott an additional royalty in quarterly installments over the *** after termination of the Agreement equal to *** of the Abbott Net Sales for the last Contract Year prior to termination of this Agreement.

13.2 Termination.

13.2.1 Termination for Breach. Either party may terminate this Agreement by giving written notice to the other party (a) upon the bankruptcy of or commencement of a voluntary or involuntary insolvency involving the other party, which notice shall be effective immediately; or (b) upon the breach of any representation, warranty, or covenant or any other material provision of this Agreement by the other party, in which case termination shall be effective thirty (30) days after delivery of such notice unless the breach is cured within such thirty (30) days.

13.2.2 Competing Product. If, during the Term, Abbott shall fail to comply with Section 3.2, then OraSure shall have the right to terminate this Agreement immediately by giving written notice thereof to Abbott.

13.2.3 Quality Audit. Subject to the last sentence of Section 4.4, Abbott and OraSure shall each have the right to immediately terminate this Agreement upon written notice to the other if (i) the Approved Facility fails to pass an Abbott supplier quality audit conducted in accordance with the provisions of Section 4.3 and OraSure either elects not to or fails to remedy the reasons for such failure within sixty (60) days following written notice by Abbott of such failure or (ii) the parties are unable to agree on the appropriate scope of a quality audit of an Approved Facility and such failure continues for a period of at least sixty (60) days.

13.2.4 Claims of Infringement. Without limitation of any of the rights and obligations of OraSure and Abbott under Articles 10 and 11 and Section 14.13.2 of this Agreement, if a third party asserts or threatens any claim, suit or action asserting that any of the Manufacture, marketing, import, sale or use of any of the Products infringes upon any patent rights (except patents under which Abbott has a non-royalty right to practice), then either party may, if a commercially reasonable alternative is not feasible, immediately terminate this Agreement upon written notice to the other party.

13.2.5 Force Majeure. In accordance with Section 14.3, a party shall have the right to immediately terminate this Agreement upon written notice to the other if an event of force majeure prohibits the other party’s performance under this Agreement for a period of at least ninety (90) consecutive days.

13.2.6 Termination of Sublicense. OraSure shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Abbott in the event that the Sublicense Agreement, dated as of June 14, 2002 and providing for the license to OraSure by Abbott of certain intellectual property owned by or licensed to Abbott with respect to the Products (the “Sublicense”), between the parties is terminated as a result of a “Change in Control” (as defined in the Sublicense) of OraSure.

13.2.7 Termination Because of Debarment, Etc. In the event that either party is or becomes a Debarred Entity, Excluded Entity or Convicted Entity, then the other party shall have the right to terminate this Agreement immediately upon written notice to the affected party.

13.3 Effect of Termination.

13.3.1 Subsisting Obligations. Termination or expiration of this Agreement shall not relieve the parties of any obligation arising prior to the effective date of such termination or expiration and shall not constitute a waiver of any right of the parties under this Agreement as a result of breach or default.

13.3.2 Return of Confidential Information. Upon expiration of this Agreement or its termination by either party, each party, as the other may direct, shall destroy or return to the other promptly all tangible materials provided to it by the other that embody the other’s Confidential Information and shall erase or delete all such Confidential Information embodied in any magnetic, optical or similar medium or stored or maintained on any information storage or retrieval device. Notwithstanding the foregoing, and subject to the provisions set forth in Article 12 of this Agreement, each party may retain one (1) copy of such materials for archival purposes.

13.3.3 Inventory. Following expiration of this Agreement or its lawful termination by either party, Abbott and its permitted subdistributors and agents shall be entitled to continue to sell their existing inventory of the Products in the Segments solely for a period equal to the remaining shelf life for each such Product.

13.3.4 Purchase of Labeling. Following expiration or termination of this Agreement, Abbott shall purchase from OraSure up to three (3) months inventory of any unused labels or OraQuick® Boxes with labels containing any Abbott Trademarks which are then held by OraSure or are in process at any vendor of OraSure, to the extent that such inventory level is consistent with Abbott’s most recent forecast provided under Section 7.3. Such labels shall be purchased by Abbott at OraSure’s fully loaded cost, as evidenced by OraSure’s accounting records prepared in accordance with generally accepted accounting principles as applied in OraSure’s publicly filed financial statements. Payment shall be made by Abbott no later than thirty (30) days after termination or expiration.

13.3.5 Survival. The rights and obligations of the respective parties pursuant to Article 1 (Definitions), Section 6.4 (Recalls), Section 6.5 (Adverse Experience), Section 6.7 (Retention of Samples), Section 8.1 (Transfer Price), Section 8.2 (Payment), Article 9 (Intellectual Property), Article 10 (Product Warranties), Article 11 (Representations and Additional Warranties and Indemnification), Article 12 (Confidentiality and Non-Use of Information), Article 13 (Term and Termination) and Article 14 (General Provisions) shall survive the termination or expiration of this Agreement and shall bind the parties and their legal representatives, successors and permitted assigns. Any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive.

ARTICLE 14 - GENERAL PROVISIONS.

14.1 Currency. All amounts payable under this Agreement shall be paid in U.S. dollars, unless otherwise agreed in writing.

14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws principles.

14.3 Force Majeure. Notwithstanding anything to the contrary set forth herein, neither party shall be liable in damages, nor shall either party have the right to terminate this Agreement for any delay or default in performing any obligation hereunder, if such delay or default is caused by conditions beyond the reasonable control of the relevant party, including but not limited to, acts of God, new governmental restrictions or regulations, wars or insurrections, terrorism, strikes, fire, floods, work-stoppages, lack of materials, unforeseen occurrences or other occurrences beyond the reasonable control of the affected party; provided, however, that the party so affected shall employ reasonable actions to avoid or to remove such cause of non-performance, and shall continue performance under this Agreement with the utmost dispatch whenever the relevant cause is abated; and further provided that if a party is unable to fulfill any relevant obligation under this Agreement due to any such cause, and this situation continues for a period of ninety (90) consecutive days, then the other party hereto shall have the right to terminate this Agreement immediately upon written notice.

14.4 Assignment. Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however: (i) either party may assign this Agreement, in whole or in part, to any of its Affiliates without such consent; and (ii) either party, without such consent, may assign this Agreement in connection with the transfer or sale of substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation that such party then has hereunder.

14.5 Limitation of Liability. EXCEPT IN RESPECT OF EITHER PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTION 6.4 AND ARTICLE 11, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

14.6 No Third Party Beneficiaries. Abbott and OraSure intend that only Abbott and OraSure and their permitted assignees will benefit from, and are entitled to enforce the provisions of, this Agreement. No third party beneficiary is intended under this Agreement.

14.7 Modifications; Waiver. No modification to this Agreement shall be effective unless such modification is in a writing signed by a duly authorized representative of each of Abbott and OraSure. No waiver of any rights or breach or default under this Agreement shall be effective unless assented to in writing by the party to be charged with such waiver. The waiver of any breach or default shall not constitute a waiver of any other right, breach or default hereunder or any subsequent breach or default.

14.8 Notices. Any notices under this Agreement shall be given in writing at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated in this Section 14.8, and shall be deemed given (a) when personally delivered; (b) if sent by recognized overnight courier service, on the next business day after deposit with such courier, properly addressed and fee prepaid; (c) if sent by U.S. certified mail, return receipt requested, on the fourth (4th) business day after deposit in the U.S. mail, properly addressed and postage prepaid; or (d) if sent by facsimile, upon and after the receipt of a machine-generated report corresponding to the notice given evidencing the proper facsimile number of the receiving party and successful transmission of all pages, provided a copy of such notice is also sent by regular first-class U.S. mail. All notices shall be sent to the attention of respective parties as follows:

To Abbott:	Copy to:

Director, Global Licensing	Divisional Vice President
Abbott Diagnostics Division, D9RK AP6C	Domestic Legal, D322 AP6D
Abbott Laboratories	Abbott Laboratories
100 Abbott Park Road	100 Abbott Park Road
Abbott Park, IL 60064-6094	Abbott Park, IL 60064-6049
Fax: (847) 937-6951	Fax: (847) 938-1206

To OraSure:	Copy to:

Chief Executive Officer	Senior Vice President
OraSure Technologies, Inc.	and General Counsel
220 East First Street	OraSure Technologies, Inc.
Bethlehem, PA 18015	220 East First Street
Fax: 610-882-2275	Bethlehem, PA 18015
Fax: 610-882-2275

14.9 Descriptive Headings. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.10 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed original shall have the same effect as delivery of the signed original.

14.12 Expenses. Except as otherwise expressly set forth in this Agreement, Abbott and OraSure shall bear their own respective expenses incident to the preparation, negotiation, and execution of this Agreement and to the performance of their respective obligations under this Agreement.

14.13 Dispute Resolution.

14.13.1 Alternative Dispute Resolution. Subject to Sections 5.2.3, 5.13, 10.3, 14.13.2 and 14.13.3, any dispute in connection with this Agreement shall be settled by final and binding alternative dispute resolution conducted under the auspices of, and in accordance with, the provisions set forth in Exhibit 14.13.1.

14.13.2 Indemnification for Patent Infringement Claims. Any dispute arising in respect of or related to indemnification obligations under Article 11 for any third party claim, suit or action asserting an infringement of such third party’s patent rights shall be subject to litigation in any court of competent jurisdiction.

14.13.3 Right to Seek Injunctive Relief Preserved. Nothing in the Agreement shall be construed as limiting or precluding either party from bringing any action in any court of competent jurisdiction for injunctive or other equitable relief as such party deems necessary or appropriate to compel the other party to comply with its obligations under Article 12.

14.14 Relationship of the Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained herein is intended or is to be construed so as to constitute the parties as partners or joint venturers or either party as an agent or employee of the other. Neither party has the express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any third party.

14.15 Entire Agreement. This Agreement constitutes the entire and exclusive agreement and understanding between Abbott and OraSure with respect to the subject matter of this Agreement, and supersedes and cancels all previous negotiations, agreements, and commitments, whether oral or in writing, in respect to the subject matter of this Agreement; provided, however, that the Sublicense (as defined in Section 13.2.6) which provides for the license to OraSure by Abbott of certain intellectual property owned by or licensed to Abbott shall not be deemed to have been superseded or cancelled and shall continue in accordance with its terms.

14.16 Debarment. Each party warrants and represents to the other that it has never been, and is not currently, a Debarred Entity, Excluded Entity or Convicted Entity. Each party further agrees to notify the other as soon as possible if it becomes a Debarred Entity, Excluded Entity or Convicted Entity, or if any Person, performing or rendering services or assistance on its behalf related to this Agreement, is or becomes a Debarred Individual, Debarred Entity, Excluded Individual, Excluded Entity, Convicted Individual or Convicted Entity

14.16.1 A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual.

14.16.2 “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

14.16.3 An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the GSA.

14.16.4 A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

14.16.5 In the event any Person performing or rendering services or assistance related to this Agreement on behalf of a party is or becomes a Debarred Individual, Debarred Entity, Excluded Individual, Excluded Entity, Convicted Individual or Convicted Entity, then the affected party shall immediately cause such Person to cease any services or assistance relating to the activities undertaken by such party under this Agreement. In the event either party is or becomes a Debarred Entity, Excluded Entity or Convicted Entity, then the other party shall have the right to terminate this Agreement pursuant to Section 13.2.7.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned duly authorized officers of OraSure and Abbott, respectively, hereby execute this Agreement on the date first above written on behalf of OraSure and Abbott, respectively.

ORASURE TECHNOLOGIES, INC.

By:	/s/ Douglas A. Michels
Print Name:	Douglas A. Michels
Title:	President & CEO

ABBOTT LABORATORIES

By:	/s/ Joseph M. Nemmers, Jr.
Print Name:	Joseph M. Nemmers, Jr.
Title:	Sr. Vice President, Diagnostic Operations President, Diagnostics Division

Exhibits

No.	Title
1.53	Transfer Prices

14.13.1	Alternative Dispute Resolution

EXHIBIT 1.53

TRANSFER PRICE; PRICE ADJUSTMENTS

1. Transfer Price – OraQuick® ADVANCE™ Device. Subject to Section 3, below, Abbott shall pay OraSure a Transfer Price of *** for each OraQuick® ADVANCE™ Device purchased or supplied to Distributor under the Agreement.

2. Transfer Price – OraQuick® ADVANCE™ Controls. Subject to Section 3, below, Abbott shall pay OraSure a Transfer Price for the OraQuick® ADVANCE™ Controls of *** per kit, which shall contain one (1) negative control, one (1) HIV-1 positive control and one HIV-2 vial.

3. Price Adjustments. (a) OraSure may increase the Transfer Prices for the first Renewal Term (if any) and each subsequent Renewal Term (if any) by giving notice of the new Transfer Price thirty (30) days prior to the beginning of the applicable Renewal Term. The Transfer Price increase for the first Renewal Term shall not exceed the aggregate percentage increase in the Producer Price Index for Standard Industrial Code 2835, as reported by the Bureau of Labor Statistics of the United States Department of Labor (“PPI”), during the most recently completed thirty six (36) consecutive month period for which PPI data (final or preliminary) is available. The Transfer Price increase for each subsequent Renewal Term shall not exceed the aggregate percentage increase in the PPI during the most recently completed twelve (12) consecutive month period for which PPI data (final or preliminary) is available.

(b) If there has been a decrease in the PPI as provided below, Abbott may decrease the Transfer Prices for the first Renewal Term (if any) and each subsequent Renewal Term (if any) by giving notice of the new Transfer Price thirty (30) days prior to the beginning of the applicable Renewal Term. The Transfer Price decrease for the first Renewal Term shall not exceed the aggregate percentage decrease in the PPI during the most recently completed thirty six (36) consecutive month period for which PPI data (final or preliminary) is available. The Transfer Price decrease for each subsequent Renewal Term shall not exceed the aggregate percentage decrease in the PPI during the most recently completed twelve (12) consecutive month period for which PPI data (final or preliminary) is available.

EXHIBIT 14.13.1

ALTERNATE DISPUTE RESOLUTION (ADR)

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.	To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.	Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3.	No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4.	At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.	The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible.

As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.	Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.	The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.	The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay one hundred percent (100%) of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.	The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.	Except as provided in paragraph 9 or as required by law (including applicable securities laws and regulations), the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.	All disputes referred to ADR, the statute of limitations, and the remedies for any wrong that may be found, shall be governed by the laws of the State of Delaware.

12.	The neutral may not award punitive damages or any other damages excluded by Section 14.5 (Limitation of Liability) of the Agreement. The parties hereby waive the right to punitive damages.

13.	The hearings shall be conducted in the English language.

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